Form 10KSB, Exhibit 13
period 2002-06-30
CITY SAVINGS FINANCIAL CORP
filed 2002-09-27
CIK 1159404

CITY SAVINGS FINANCIAL CORPORATION                            2002 ANNUAL REPORT


                               TABLE OF CONTENTS

Message to Shareholders ...................................................    2
Selected Consolidated Financial Data ......................................    3
Management's Discussion and Analysis ......................................    4
Independent Accountants' Report ...........................................   14
Consolidated Balance Sheets ...............................................   15
Consolidated Statements of Income .........................................   16
Consolidated Statements of Shareholders' Equity ...........................   17
Consolidated Statements of Cash Flows .....................................   18
Notes to Consolidated Financial Statements ................................   19
Directors and Officers ....................................................   34
Shareholder Information ...................................................   36


Description of Business

     City Savings Financial Corporation (the "Holding Company" and, together with its subsidiary, the "Company") is an Indiana corporation organized in September 2001, to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Michigan City Savings and Loan Association (the "Association") in connection with the Association's conversion from mutual to stock form. The Holding Company became the Association's holding company on December 27, 2001; therefore, all historical financial and other data contained for periods prior to December 27, 2001 herein relate solely to the Association while historical financial and other data contained herein for the period after December 27, 2001 relate to the Company. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, without par value, of the Association.

     At June 30, 2002, the Association, a state savings association, conducted its business from two full-service offices located in Michigan City, Indiana, and Rolling Prairie, Indiana, with the main office located in Michigan City.

     The Association offers a variety of lending, deposit and other financial services to its retail and commercial customers. The Association's principal business consists of attracting deposits from the general public and originating mortgage loans, most of which are secured by one-to four-family residential real property in LaPorte County. The Association also offers commercial real estate loans, home equity, second mortgage loans and other types of consumer loans, real estate construction loans, commercial loans, automobile loans, land loans and multi-family residential loans. The Association derives most of its funds for lending from deposits of its customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

To Our Shareholders:


     On behalf of the directors, officers and employees of City Savings Financial Corporation and its wholly-owned subsidiary, Michigan City Savings and Loan Association, I am pleased to present to you, our shareholders, our first annual report. We want to take this opportunity to thank you for your great support of our initial public offering. On July 11, 2001, our Board of Directors adopted a Plan of Conversion pursuant to which Michigan City Savings and Loan Association converted from the mutual to the stock form of ownership and became a wholly-owned subsidiary of City Savings Financial Corporation. We completed our conversion to a stock institution on December 27, 2001, selling 555,450 shares of City Savings Financial Corporation stock to our depositors at $10.00 per share. On that day, our shares of common stock began trading on the OTC "Electronic Bulletin Board" under the symbol "CSFC". We believe this infusion of new capital will allow us to grow and move strategically into new market areas, while allowing customers and local residents to participate in our success.

     In addition to our home office in Michigan City, we currently operate a branch office in Rolling Prairie, Indiana. Our Rolling Prairie branch continues to show modest improvement in profitability and continues to be a source of funds for our overall operations. We are very excited about our recent agreement to purchase land to establish a new branch in Chesterton, Indiana. Subject to local government approval, we plan to start construction in the Spring of 2003. We have chosen this area because of the growing residential housing market and the lack of community-oriented financial service providers. We believe this offers us the opportunity to attract new core deposits.

     As you examine our financial results for the fiscal year ended June 30, 2002, you will note strong improvements in a number of key areas. During that period, our demand deposit and money market account balances increased 22% to $17.7 million. Similarly, our savings account deposits increased 12.9% to $10.3 million at June 30, 2002. Our loan portfolios have continued to enjoy above average growth, as a result of our staff's commitment to fast, personalized service. During the fiscal year ended June 30, 2002, our home equity lines of credit increased 360% from $404,000 to $1.85 million. Our commercial nonmortgage loans increased 110% over the same period, growing from $2.0 million to $4.2 million of which growth in commercial lines of credit contributed to 50% of the year over year increase. Over the same period, our commercial real estate loans increased 67% from $5.4 million to $9.0 million, while our multi-family real estate loans increased from $235,000 to $973,000.

     The Management and the Board of Directors want to thank you for your business, your support and your confidence in City Savings Financial Corporation. We encourage you to recommend us to your friends, neighbors and associates, and we look forward to serving you with the same professional service that has marked our performance for over 115 years.


                                       Sincerely,

                                       /s/ Thomas F. Swirski
                                       -----------------------------------------
                                       Thomas F. Swirski
                                       President & Chief Executive Officer

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
               CITY SAVINGS FINANCIAL CORPORATION AND SUBSIDIARIES

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.

                                                             At June 30,
                                                        ------------------------
                                                         2002             2001
                                                        ------------------------
                                                         (Dollars in thousands)
Selected Financial Condition Data:
Total assets ............................................   $ 81,394   $ 66,253
Loans receivable ........................................     68,651     57,407
Allowance for loan losses ...............................        579        423
Net loans receivable ....................................     68,072     56,984
Cash and cash equivalents ...............................      3,215      1,322
Securities available for sale ...........................      6,847      4,655
Securities to be held to maturity .......................        334        432
Total borrowings ........................................      6,488      1,670
Deposits ................................................     63,211     58,966
Equity capital - substantially restricted ...............     10,197      5,103

Selected Operating Data:
Total interest income ...................................   $  5,052   $  4,784
Total interest expense ..................................      2,553      2,932
                                                            --------   --------
   Net interest income ..................................      2,499      1,852
Provision for loan losses ...............................        258        274
                                                            --------   --------
   Net interest income after provision for loan losses ..      2,241      1,578
                                                            --------   --------
Noninterest income:
   Service charges on deposit accounts ..................         92         50
   Commission income ....................................         97        101
   Gain on sale of investments ..........................         49         --
   Net gains on loan sales ..............................        104         29
   Other ................................................        148        132
                                                            --------   --------
      Total noninterest income ..........................        490        312
                                                            --------   --------
Noninterest expense:
   Compensation and benefits ............................      1,024        833
   Occupancy and equipment ..............................        268        284
   Professional fees ....................................        110         48
   Data processing ......................................        163        131
   Advertising ..........................................        122         73
   Goodwill impairment ..................................         --         98
   Other ................................................        305        268
                                                            --------   --------
      Total noninterest expense .........................      1,993      1,735
                                                            --------   --------
Income before taxes .....................................        738        155
Income tax expense (benefit) ............................        268         (9)
                                                            --------   --------
   Net income ...........................................   $    470   $    164
                                                            ========   ========

-----------------
Table continued on following page

                                                             At June 30,
                                                        ------------------------
                                                         2002             2001
                                                        ------------------------
Supplemental Data:
Dividends per share                                          --              --
Dividend payout ratio                                        --              --
Interest rate spread during period                         3.04%           2.68%
Net yield on interest-earning assets (1)                   3.48            3.05
Return on assets (2)                                       0.63            0.26
Return on equity (3)                                       6.16            3.25
Equity to assets (4)                                      12.53            7.70
Average interest-earning assets to average
   interest-bearing liabilities                          112.46          107.74
Nonperforming assets to total assets (4)                   2.19            1.68
Allowance for loan losses to total
   loans outstanding (4)                                   0.85            0.74
Allowance for loan losses to nonperforming loans (4)      38.63           45.05
Net charge-offs to average total loans outstanding         0.17            0.06
Other expenses to average assets (5)                       2.68            2.75
Number of full-service offices (4)                            2               2
------------------
(1)  Net interest income divided by average interest-earning assets.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Other expenses divided by average total assets.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Holding Company was incorporated for the purpose of owning all of the outstanding shares of the Association. The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

     In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein and include, but are not limited to, local and national changes in interest rates and economic conditions. The forward- looking statements contained herein include, but are not limited to, those with respect to the following matters:

     1)   Management's determination of the amount of loan loss allowance;
     2)   The effect of changes in interest rates; and
     3)   Changes in deposit insurance premiums.

Average Balances and Interest Rates and Yields

     The following tables present for the years ended June 30, 2002 and 2001, the balances, interest rates and average daily balances of each category of the Company's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.

                                    AVERAGE BALANCE SHEET/YIELD ANALYSIS

                                                                      Year Ended June 30,
                                             ---------------------------------------------------------------------
                                                          2002                                 2001
                                             ---------------------------------------------------------------------
                                                        Interest                             Interest
                                             Average     Earned/     Average      Average     Earned/    Average
                                             Balance      Paid     Yield/Rate     Balance      Paid     Yield/Rate
                                             ---------------------------------------------------------------------
                                                                    (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits ...........     $ 2,847     $   76        2.67%      $ 1,913      $  120      6.27%
   Securities available for sale (1) ...       6,785        371        5.47           758          41      5.41
   Securities to be held to maturity ...         381         23        6.04         3,741         229      6.12
   Loans receivable (2) (5) ............      61,318      4,556        7.43        53,903       4,365      8.10
   Stock in Federal Home Loan
      Bank of Indianapolis .............         396         26        6.57           354          29      8.19
                                             -------     ------                   -------      ------
      Total interest-earning assets ....      71,727      5,052        7.04        60,669       4,784      7.89
                                                         ------                                ------
Noninterest earning assets, net of
   allowance for loan losses ...........       2,711                                2,479
                                             -------                              -------
      Total assets .....................     $74,438                              $63,148
                                             =======                              =======

Liabilities and equity capital:
   Savings deposits ....................     $ 9,829        243        2.47       $ 8,861         306      3.45
   Interest-bearing demand deposits ....      14,787        426        2.88        11,416         477      4.18
   Certificates of deposit .............      35,703      1,718        4.81        34,577       2,065      5.97
   Federal Home Loan Bank advances .....       3,459        166        4.80         1,455          84      5.77
                                             -------     ------                   -------      ------
      Total interest-bearing liabilities      63,778      2,553        4.00        56,309       2,932      5.21
                                                         ------                                ------
   Other liabilities ...................       3,025                                1,800
      Total liabilities ................      66,803                               58,109
   Equity capital ......................       7,635                                5,039
                                             -------                              -------
      Total liabilities and equity
        capital ........................     $74,438                              $63,148
                                             =======                              =======
Net earning assets .....................     $ 7,949                              $ 4,360
                                             =======                              =======
Net interest income ....................                 $2,499                                $1,852
                                                         ======                                ======
Interest rate spread (3) ...............                               3.04%                               2.68%
                                                                       ====                                ====
Net yield on average earning
   assets (4) ..........................                               3.48%                               3.05%
                                                                       ====                                ====
Average interest-earning  assets to
   average interest-bearing liabilities       112.46%                              107.74%
                                              ======                               ======

-------------------
(1)  Mortgage-backed   securities   available  for  sale  and  other  investment
     securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

(2)  Total loans, less loans in process and deferred loan fees.
(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.
(5)  The balances include nonaccrual loans.


Interest Rate Spread

     The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. The Company's net interest income is determined by the interest rate spread between the yields the Company earns on interest-earning assets and the rates it pays on interest-bearing liabilities, and by the relative amounts of interest-earning assets and interest-bearing liabilities.

     The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, the interest rate spread, and net yield on weighted average interest-earning assets for the periods. Average balances are based on average daily balances.

                                                          Year Ended June 30,
                                                        ------------------------
                                                         2002             2001
                                                        ------------------------
Weighted average interest rate earned on:
   Interest-earning deposits ......................      2.67%            6.27%
   Securities available for sale ..................      5.47             5.41
   Securities to be held to maturity ..............      6.04             6.12
   Loans receivable ...............................      7.43             8.10
   Federal Home Loan Bank stock ...................      6.57             8.19
      Total interest-earning assets ...............      7.04             7.89

Weighted average interest rate cost of:
   Savings deposits ...............................      2.47             3.45
   Interest-bearing demand deposits ...............      2.88             4.18
   Certificates of deposit ........................      4.81             5.97
   Federal Home Loan Bank advances ................      4.80             5.77
      Total interest-bearing liabilities ..........      4.00             5.21

Interest rate spread (1) ..........................      3.04             2.68
Net yield on weighted average interest-earning
   assets (2)                                            3.48             3.05
-------------------
(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.
(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.


     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                      Increase (Decrease) in Net Interest Income
                                      ------------------------------------------
                                           Due to       Due to      Total Net
                                            Rate        Volume        Change
                                      ------------------------------------------
                                                    (In thousands)
Year ended June 30, 2002, compared
to year ended June 30, 2001
  Interest-earning assets:
    Interest-earning deposits ...........  $ (69)       $  25        $ (44)
    Securities available for sale .......     --          330          330
    Securities held to maturity .........     (3)        (203)        (206)
    Loans receivable ....................   (361)         552          191
    Federal Home Loan Bank stock ........     (6)           3           (3)
                                           -----        -----        -----
      Total interest-earning assets .....   (439)         707          268
                                           -----        -----        -----

  Interest-bearing liabilities:
    Savings deposits ....................    (87)          24          (63)
    Interest-bearing demand deposits ....   (148)          97          (51)
    Certificates of deposit .............   (401)          54         (347)
    Federal Home Loan Bank advances .....    (14)          96           82
                                           -----        -----        -----
      Total interest-bearing liabilities    (650)         271         (379)
                                           -----        -----        -----

  Change in net interest income .........  $ 211        $ 436        $ 647
                                           =====        =====        =====


Financial Condition at June 30, 2002 Compared to Financial Condition at June 30, 2001

     Total assets increased approximately $15.1 million, or 22.8%, to $81.4 million at June 30, 2002, from $66.3 million at June 30, 2001. The increase in assets was primarily due to loan growth, an increase in the investment securities available for sale portfolio and an increase in cash and cash equivalents. Net loans increased by $11.1 million, or 19.5%, to $68.1 million due to an increase in customer demand. Investment securities available for sale increased $2.2 million or 47.1%, and cash and cash equivalents increased $1.9 million or 143.2%. The increase in investment securities and cash and cash equivalents was due to the investment of proceeds received from the Company's sale of 555,450 shares of common stock at $10.00 per share in connection with the Association's mutual to stock conversion.

     Loans and Allowance for Loan Losses. The Company's allowance for loan losses increased $156,000 or 36.9% to $579,000 at June 30, 2002, from $423,000 at June 30,  2001.  The  increase  in the  allowance  resulted  from  loan  loss provisions of $258,000 during the year ended June 30, 2002, less loan charge-offs of $102,000. The 2002 provision was predicated on a year-to-year increase in the level of nonperforming loans, growth in the loans receivable portfolio as well as growth in the commercial loan portfolios. The Company's level of nonperforming loans increased $659,000 or 78.5% to $1.5 million at June 30, 2002, from $840,000 at June 30, 2001. The increase in nonperforming loans is primarily attributable to two commercial nonresidential mortgage loans totaling $425,000 where the borrowers are experiencing cash flow difficulties and the loans have been placed on nonaccrual status. The Company's portfolio of commercial loans, including nonresidential mortgages, multi-family and commercial nonmortgage loans increased by 83.6% or $6.4 million between June 30, 2002 and June 30, 2001 and accounted for 58% of the total growth in the Company's loans receivable portfolio for the fiscal year 2002. Although management believes that its allowance for loan losses at June 30, 2002 was adequate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could negatively affect the Company's results of operations.

     Deposits. Deposits increased $4.2 million or 7.1%, to $63.2 million at June 30, 2002 from $59.0 million at June 30, 2001. Increased deposits were utilized to fund loan growth. The growth in deposits was attributable to $1.2 million or 13.2% increase in passbook account balances, a $851,000 or 10.2% increase in money market account balances, a $826,000 or 13.4% increase in now account balances and a $506,000 or 52.9% increase in demand deposit balances partially offset by a $124,000 or 0.4% decrease in certificate of deposit account balances.

     Federal Home Loan Bank Advances. Advances from the Federal Home Loan Bank increased $4.8 million to $6.5 million at June 30, 2002 from $1.7 million at June 30, 2001. The Company utilized advances to fund mortgage loan growth. The weighted cost of Federal Home Loan Bank advances at June 30, 2002 was 3.7%.

     Other Liabilities. Other liabilities increased $983,000 to $1.5 million at June 30, 2002 from $515,000 at June 30, 2001. The increase in other liabilities is primarily attributable to an $802,000 increase in the Company's internal operating account. During the current fiscal year, the Company began writing all cashier and accounts payable checks on an internal account rather than on a demand deposit account held with a correspondent bank.

     Shareholders' Equity. Shareholders' equity totaled $10.2 million at June 30, 2002, an increase of $5.1 million or 100.0% from $5.1 million at June 30, 2001. The increase resulted from net proceeds from the common stock offering of $4.6 million, net income for the year ended June 30, 2002 of $470,000, and by the after-tax increase in the unrealized gain on the available-for-sale investment portfolio of $27,000.

     New Branch Office. The Company has signed an agreement to purchase land in Chesterton, Indiana, for the purpose of opening a full-service branch office. Pending local government approval, construction on the new office is anticipated to begin in the Spring of 2003.


Comparison of Operating Results for Years Ended June 30, 2002 and 2001

     General. Net income for the twelve months ended June 30, 2002 was $470,000, an increase of $306,000 or 186.6% from the $164,000 reported for the year ended June 30, 2001. The return on average assets was 0.63% and 0.26% for the years ended June 30, 2002 and 2001, respectively.

     Interest Income. Interest income was $5.1 million for the fiscal year 2002 compared to $4.8 million for the prior fiscal year. The increase in interest income was primarily due to an increase in average earning assets of $11.0 million, or 18.1%, from $60.7 million for fiscal year 2001 to $71.7 million for fiscal year 2002. The growth in average assets was attributable to a $7.4 million or 13.7% increase in average loans outstanding and a $2.7 million or 60.0% increase in average securities outstanding over the same respective time periods. The average yield on interest- earning assets decreased from 7.89% for the year ended June 30, 2001 to 7.04% for the year ended June 30, 2002.

     Interest Expense. Interest expense decreased $379,000, or 12.9%, for the year ended June 30, 2002 compared to the year ended June 30, 2001. The decrease in interest expense was primarily due to a decrease in the cost of interest-bearing liabilities to 4.00% for the twelve months ended June 30, 2002, from 5.21% for the same period last year. As a result of declining market rates of interest during the fiscal year 2002, the Company lowered the rates of interest paid on now accounts, money market accounts, savings accounts and certificates of deposit. Average interest-bearing liabilities increased $7.5 million, or 13.3%, to $63.8 million for the twelve months ended June 30, 2002, from $56.3 million for the same period last year. Average deposits increased $5.4 million or 9.8%, to $60.3 million during the fiscal year 2002 from $54.9 million during the prior fiscal year. Average FHLB Advances increased $2.0 million or 133.3%, to $3.5 million for the fiscal year 2002, from $1.5 million for the prior year. The increase in average interest-bearing liabilities was utilized to fund loan growth.

     Net Interest Income. Net interest income increased $647,000 or 34.9%, to $2.5 million for the twelve months ended June 30, 2002, from $1.9 million for the twelve months ended June 30, 2001. The increase in net interest income was primarily due to an increase in the interest rate spread from 2.68% for the year ended June 30, 2001 to 3.04% for the year ended June 30, 2002 and to an increase in average interest earning assets.

     Provision for Loan Losses. A provision for loan losses is charged to income to bring the total allowance for loan losses to a level considered appropriate by management based upon historical experience, the volume and type of lending conducted by the Company, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. As a result of such analysis, management recorded a $258,000 provision for losses on loans for the year ended June 30, 2002, compared to $274,000 recorded in the 2001 period. The 2002 provision was predicated on the increase in the level of nonperforming loans year-to-year, an overall increase in the loan portfolio as well as increases in the commercial loan portfolios. While management believes that the allowance for loan losses is adequate at June 30, 2002, based upon available facts and circumstances, there can be no assurance that the loan loss allowance will be adequate to cover losses on loans in the future.

     Noninterest Income. Noninterest income for the twelve months ended June 30, 2002 was $490,000 compared to $312,000 for the twelve months ended June 30, 2001, an increase of $178,000, or 57.1%. The increase in noninterest income was primarily the result of a $75,000 increase in net gains on loan sales, a $43,000 increase in service charges on deposit accounts and a $49,000 gain on securities available for sale. The increase in service charges on deposit accounts was due to an increase in nonsufficient fee income on transaction accounts.

     Noninterest Expense. Noninterest expense for twelve months ended June 30, 2002 was $2.0 million compared to $1.7 million for the twelve months ended June 31, 2001, an increase of $258,000 or 15.2%. Several factors contributing to the increase were a $191,000 increase in compensation expense, a $62,000 increase in professional fees, a $49,000 increase in advertising and promotion expense, a $38,000 increase in other expense and a $32,000 increase in data processing expense. The increase in compensation expense was primarily attributable to an adjustment for the change in estimate for the estimated expenses related to the supplemental director retirement plan, an increase in staffing as well as normal salary increases. The increase in professional fees is related to higher audit and legal costs and the increase in data processing expense was due to a higher level of utilization of the Company's data processing system. The increase in advertising and promotion expense is related to an increase in marketing efforts by management to increase loan and deposit relationships.

     Income Taxes. The provision for income taxes totaled $268,000 for the twelve months ended June 30, 2002, an increase of $277,000 compared to the same period in 2001 in which the Company recorded an income tax benefit of $9,000. The increase in the provision resulted from a $583,000 year over year increase in income before taxes. Additionally, in the prior fiscal year, the Company adjusted its deferred tax asset at July 1, 2001, by approximately $59,000 to record additional deferred tax benefits on the allowance for loan losses not previously recognized. The effective tax rate for the twelve months ended June 30, 2002 was 36.3%.


Liquidity and Capital Resources

     The following is a summary of the Company's cash flows, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when the Company experiences loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for the years ended June 30, 2002 and 2001.

                                                                 Year Ended June 30,
                                                              -------------------------
                                                                2002             2001
                                                              -------------------------
                                                                    (In thousands)

Operating activities ......................................  $  1,708           $  221
                                                             --------           ------
Investing activities:
  Net change in interest-bearing time deposits ............        (2)            (395)
  Purchase of securities available for sale ...............    (6,378)            (349)
  Proceeds from sales of securities available for sale ....     2,394               --
  Proceeds from maturities of securities available for sale     1,898              914
  Purchase of securities held to maturity .................      --             (1,655)
  Proceeds from maturities of securities held to maturity .        96               --
  Net change in loans .....................................   (11,346)
  Purchases of premises and equipment .....................       (99)            (213)
  Proceeds from sales of premises and equipment ...........        15               --
  Purchase of Federal Home Loan Bank stock ................       (53)             (38)
                                                             --------           ------
    Net cash used by investing activities .................   (13,475)          (7,771)
                                                             --------           ------
Financing activities:
  Net change in deposits ..................................     4,245            9,265
  Proceeds from Federal Home Loan Bank advances ...........    10,600            1,500
  Payments on Federal Home Loan Bank advances .............    (5,782)          (3,092)
  Proceeds from sale of common stock, net of costs ........     5,042               --
  Contribution of unearned ESOP shares ....................      (445)              --
                                                             --------           ------
    Net cash provided by financing activities .............    13,660            7,673
                                                             --------           ------
Net increase (decrease) in cash and cash equivalents ......  $  1,893           $  123
                                                             ========           ======

     Pursuant to Office of Thrift Supervision ("OTS") capital regulations, savings associations must currently meet a 1.5% tangible capital requirement, a leverage ratio (or core capital) requirement of 3% and a total risk-based capital to risk-weighted assets ratio of 8%. At June 30, 2002, the Association's capital levels exceeded all applicable regulatory capital requirements currently in effect. The following table provides the minimum regulatory capital requirements and the Association's capital ratios as of June 30, 2002:

                                            June 30, 2002
                          ------------------------------------------------------
                           OTS Requirement    The Association's Capital Level
                          ------------------------------------------------------
                            % of                % of                 Amount
Capital Standard           Assets   Amount    Assets(1)   Amount   of Excess
-----------------         ------------------------------------------------------
                                       (Dollars in thousands)

Tangible Capital ....      1.50%    $1,219     11.78%    $ 9,571    $8,352
Core Capital (2) ....      4.00%    $3,251     11.78%    $ 9,571    $6,320
Risk-based Capital..       8.00%    $4,317     18.70%    $10,092    $5,775
--------------
(1) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) The OTS core capital requirement for savings associations is comparable to the Office of the Comptroller of the Currency requirement for national banks. The OTS regulation requires at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. The Association is in compliance with this regulation.


     As of June 30, 2002, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Association's liquidity, capital resources or results of operations.


Critical Accounting Policies

     Allowance for Loan Losses. The allowance for loan losses ("ALL") is a significant estimate that can and does change based on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Management reviews the adequacy of the ALL on at least a quarterly basis. This review is based on four components: specific identified risks or anticipated losses in individual loans, a percentage factor based on the type of loan and the classification assigned to the credit, growth or shrinkage in the overall portfolio and managements' analysis of overall economic conditions such as employment, bankruptcy trends, property value changes and change in delinquency levels.

     Credits are evaluated individually based on degree of delinquency and/or identified risk ratings of special mention or worse. Credits with delinquency levels of less than 90 days and not subject to classification are reviewed in the aggregate. Percentage factors applied to individual credits are based on risk rating, the type of credit and estimated potential losses in the event liquidation becomes necessary. Percentage factors applied to loans reviewed in the aggregate are based solely on the type of credit. Anticipated losses on other real estate owned are recognized immediately upon recording the asset.

     The ALL may also include a component based on management's assumptions of changes in risk in non-qualified areas such as market conditions, property values, employment conditions and perceived changes in overall portfolio quality due to changes in concentration, underwriting changes and both national and regional trends.

     External factors such as increases in unemployment, regional softness in property values, increasing national numbers in bankruptcy, unsecured delinquency and charge-offs and internal factors such as the continuing increase in the commercial loan portfolios may result in larger losses in current economic conditions.

     Changes in concentration, delinquency and portfolio are addressed through the variation in percentages used in calculating the reserve for various types of credit as well as individual review of "high risk" credits and large loans.

     Foreclosed asset and real estate acquired for development. Foreclosed assets and real estate acquired for development are carried at the lower of cost or fair value less estimated selling costs. Management estimates the fair value of the properties based on current appraisal information. Fair value estimates are particularly susceptible to significant changes in the economic environment, market conditions, and real estate market. A worsening or protracted economic decline would increase the likelihood of a decline in property values and could create the need to write down the properties through current operations.


Current Accounting Issues

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and other intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity should recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flow to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective April 1, 2002, without material effect on our financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, Accounting with Exit or Disposal activities. SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other to Exit an Activity. SFAS No. 146 improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The accounting for similar events and circumstances will be the same, thereby improving the comparability and representational faithfulness of reported financial information. SFAS No. 146 specifies that a liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability in Concepts Statement 6 is met. SFAS No. 146 differs from EITF Issue No. 94-3 in that a liability for an exit cost as defined in Issue No. 94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged.

     The Company began applying the new rules on accounting for goodwill, long-lived assets, and costs associated with exit or disposal activities. Application of the Statements is not expected to have any significant impact on earnings or financial position of the Company.


Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The Company's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that the Company has made. The Company is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

                        Independent Accountants' Report


To the Board of Directors
City Savings Financial Corporation
Michigan City, Indiana

We have audited the accompanying consolidated balance sheets of City Savings Financial Corporation as of June 30, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of City Savings Financial Corporation as of June 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

Indianapolis, Indiana
August 9, 2002

                            City Savings Financial Corporation
                               Consolidated Balance Sheets
                                  June 30, 2002 and 2001

                                                                         2002           2001
                                                                  --------------------------------
Assets
  Cash and due from banks ........................................   $ 1,327,315   $   788,513
  Interest-bearing deposits ......................................     1,888,148       533,777
                                                                     -------------------------
    Cash and cash equivalents ....................................     3,215,463     1,322,290
  Interest-bearing time deposits .................................       695,000       693,000
  Investment securities
    Available for sale ...........................................     6,847,072     4,655,034
    Held to maturity (fair value of $339,887 and $432,589) .......       334,409       431,861
                                                                     -------------------------
      Total investment securities ................................     7,181,481     5,086,895
  Loans, net of allowance for loan losses of $579,148 and $423,292    68,071,945    56,983,896
  Premises and equipment .........................................       815,567       846,265
  Federal Home Loan Bank stock ...................................       435,300       382,400
  Interest receivable ............................................       471,886       424,407
  Other assets ...................................................       507,377       514,194
                                                                     -------------------------
      Total assets ...............................................   $81,394,019   $66,253,347
                                                                     =========================

Liabilities
  Deposits
    Noninterest-bearing ..........................................   $ 1,491,233   $   953,665
    Interest-bearing .............................................    61,719,588    58,012,315
                                                                     -------------------------
      Total deposits .............................................    63,210,821    58,965,980
  Federal Home Loan Bank advances ................................     6,487,921     1,669,824
  Other liabilities ..............................................     1,498,442       514,967
                                                                     -------------------------
      Total liabilities ..........................................    71,197,184    61,150,771
                                                                     -------------------------

Commitments and Contingencies

Equity Received From Contributions to the ESOP ...................            --            --

Shareholders' Equity
  Common stock, no par value
    Authorized - 20,000,000 shares
    Issued and outstanding - 555,450 shares ......................     4,597,741            --
  Retained earnings ..............................................     5,523,364     5,053,556
  Accumulated other comprehensive income .........................        75,730        49,020
                                                                     -------------------------
      Total equity capital .......................................    10,196,835     5,102,576
                                                                     -------------------------
      Total liabilities and equity capital .......................   $81,394,019   $66,253,347
                                                                     =========================


See Notes to Consolidated Financial Statements

                            City Savings Financial Corporation
                            Consolidated Statements of Income
                            Years Ended June 30, 2002 and 2001

                                                                      2002           2001
                                                               --------------------------------
Interest Income
  Loans receivable ...........................................    $4,555,793    $4,364,881
  Investment securities ......................................       394,708       269,575
  Federal Home Loan Bank stock ...............................        25,925        28,908
  Interest-bearing deposits ..................................        75,776       120,651
                                                                  ------------------------
      Total interest income ..................................     5,052,202     4,784,015
                                                                  ------------------------

Interest Expense
  Deposits ...................................................     2,387,282     2,847,670
  Federal Home Loan Bank advances ............................       165,832        83,843
                                                                  ------------------------
      Total interest expense .................................     2,553,114     2,931,513
                                                                  ------------------------

Net Interest Income ..........................................     2,499,088     1,852,502
  Provision for loan losses ..................................       257,881       274,172
                                                                  ------------------------
Net Interest Income After Provision for Loan Losses ..........     2,241,207     1,578,330
                                                                  ------------------------

Other Income
  Service charges on deposit accounts ........................        92,346        49,827
  Net realized gains on sales of available-for-sale securities        49,499            --
  Net gains on loan sales ....................................       104,090        29,044
  Commission income ..........................................        97,076       100,658
  Other income ...............................................       147,429       132,798
                                                                  ------------------------
      Total other income .....................................       490,440       312,327
                                                                  ------------------------

Other Expenses
  Compensation and benefits ..................................     1,024,018       833,262
  Net occupancy expenses .....................................       112,638       130,024
  Equipment expense ..........................................       155,490       154,378
  Professional fees ..........................................       110,016        47,828
  Advertising ................................................       122,183        72,823
  Data processing ............................................       163,120       131,155
  Goodwill impairment ........................................            --        98,333
  Other expenses .............................................       306,183       267,815
                                                                  ------------------------
      Total other expenses ...................................     1,993,648     1,735,618
                                                                  ------------------------
Income Before Income Tax .....................................       737,999       155,039
  Income tax expense (benefit) ...............................       268,191        (9,115)
                                                                  ------------------------
Net Income ...................................................    $  469,808    $  164,154
                                                                  ========================

See Notes to Consolidated Financial Statements

                                 City Savings Financial Corporation
                          Consolidated Statements of Shareholders' Equity
                                 Years Ended June 30, 2002 and 2001


                                                                             Accumulated
                                                                                 Other
                                   Common      Retained     Comprehensive   Comprehensive
                                    Stock      Earnings        Income           Income         Total
                              --------------------------------------------------------------------------
Balances, July 1, 2000.......                 $4,889,402                       $    --     $ 4,889,402
  Comprehensive income
    Net income...............                    164,154       $164,154                        164,154
    Other comprehensive
      income, unrealized
      gains on securities,
      net of tax of $32,139..                                    49,020         49,020          49,020
                                                               --------
  Comprehensive income.......                                  $213,174
                                                               ========
                                              ----------                       -----------------------
Balances, June 30, 2001......                  5,053,556                        49,020       5,102,576
  Comprehensive income
    Net income...............                    469,808       $469,808                        469,808
    Other comprehensive
      income, unrealized
      gains on securities,
      net of tax of $17,519..                                    26,710         26,710          26,710
                                                               --------
  Comprehensive income.......                                  $496,518
                                                               ========
  Stock issued in conversion
    at $0 par value, net of
    costs....................    $5,042,101                                                  5,042,101
  Contribution of unearned
    ESOP shares..............      (444,360)                                                  (444,360)
                                 -----------------------                       -----------------------
Balances, June 30, 2002......    $4,597,741   $5,523,364                       $75,730     $10,196,835
                                 =======================                       =======================


See Notes to Consolidated Financial Statements

                                          City Savings Financial Corporation
                                         Consolidated Statements of Cash Flows
                                           Years Ended June 30, 2002 and 2001


                                                                             2002                      2001
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income .........................................................   $    469,808              $   164,154
  Items not requiring (providing) cash
    Provision for loan losses ........................................        257,881                  274,172
    Depreciation .....................................................        114,725                  130,714
    Deferred income tax ..............................................        (86,792)
    Proceeds from sale of mortgage loans .............................      5,583,265                       --
    Mortgage loans originated for sale ...............................     (5,479,175)                      --
    Investment securities accretion, net .............................        (10,319)
    Investment securities gains ......................................        (49,499)                      --
    Gains on sale of loans ...........................................       (104,090)                      --
  Net change in
    Interest receivable ..............................................        (47,479)
    Other assets .....................................................         76,098                  (28,988)
    Other liabilities ................................................        983,475                   53,024
                                                                         -------------------------------------
      Net cash provided by operating activities ......................      1,707,898                  221,214
                                                                         -------------------------------------
Investing Activities
  Net change in interest-bearing time deposits .......................         (2,000)                (395,000)
  Purchases of securities available for sale .........................     (6,378,209)                (348,990)
  Proceeds from sales of securities available for sale ...............      2,394,124                       --
  Proceeds from maturities and calls of securities available for sale       1,898,000                  914,018
  Purchases of securities held to maturity ...........................             --               (1,655,521)
  Proceeds from maturities and paydowns of securities held to maturity         95,538                       --
  Net change in loans ................................................    (11,345,930)              (6,034,734)
  Purchases of premises and equipment ................................        (98,851)
  Proceeds from sales of premises and equipment ......................         14,824                       --
  Purchase of FHLB stock .............................................        (52,900)                 (37,600)
                                                                         -------------------------------------
      Net cash used in investing activities ..........................    (13,475,404)              (7,771,091)
                                                                         -------------------------------------

Financing Activities
  Net change in
    Demand and savings deposits ......................................      4,368,800                3,524,204
    Certificate of deposits ..........................................       (123,959)               5,741,263
  Proceeds from FHLB advances ........................................     10,600,000                1,500,000
  Payments on FHLB advances ..........................................     (5,781,903)              (3,092,263)
  Proceeds from sale of common stock, net of costs ...................      5,042,101                       --
  Contribution of unearned ESOP shares ...............................       (444,360)                      --
                                                                         -------------------------------------
    Net cash provided by financing activities ........................     13,660,679                7,673,204
                                                                         -------------------------------------
Net Change in Cash and Cash Equivalents ..............................      1,893,173                  123,327

Cash and Cash Equivalents, Beginning of Year .........................      1,322,290                1,198,963
                                                                         -------------------------------------
Cash and Cash Equivalents, End of Year ...............................   $  3,215,463              $ 1,322,290
                                                                         =====================================
Additional Cash Flows Information
  Interest paid ......................................................   $  2,566,010              $ 2,903,033
  Income tax paid ....................................................        339,661                  265,238


See Notes to Consolidated Financial Statements

                       City Savings Financial Corporation
                   Notes to Consolidated Financial Statements
                             June 30, 2002 and 2001
                      (Table Dollar Amounts in Thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of City Savings Financial Corporation (Company), its wholly owned subsidiary, the Michigan City Savings and Loan Association (Association), and the Association's wholly owned subsidiary, City Savings Financial Services, Inc. (CSFS), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Association. The Association operates under a state thrift charter and provides full banking services. As a state-chartered thrift, the Association is subject to regulation by the State of Indiana Department of Financial Institutions, Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.

The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in LaPorte County, and surrounding counties. The Company's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. CSFS operates as an insurance agency.

Consolidation - The consolidated financial statements include the accounts of the Company, the Association, and CSFS after elimination of all material intercompany transactions.

Cash and Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income. There were no loans held for sale at June 30, 2002. The balance of loans held for sale at June 30, 2001 was immaterial to the financial statements.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans with payment delays not exceeding 90 days outstanding are not considered impaired. Delinquent loans, including loans delinquent greater than 90 days, are reviewed on a loan-by-loan basis to determine which loans are placed on non-accrual status. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans. When a loan is paid off, any unamortized loan origination fee balance is credited to income.

Real estate owned is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations. The balance of real estate owned included in other assets at June 30, 2002 and 2001 is $55,122 and $204,669 with a corresponding valuation allowance of $14,236 and $33,390.

Allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula or general allowance and specific allowances for identified problem loans.

The formula allowance is calculated by applying loss factors to certain classified loans, pools of loans and certain unused commitments. Changes in classifications of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on the Company's historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the Company's key lending area, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, and regulatory examination results.

The allowance for loan losses also incorporates the results of measuring impaired loans as provided in SFAS Nos. 114 and 118. A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral of the loan, if collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2002, the allowance for loan losses is adequate based on information currently available and includes all known and inherent losses that are both probable and reasonable to estimate. A worsening or protracted economic decline in the areas within which the Association operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss provisions.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and accelerated methods ranging from three to forty years and is based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Intangible assets consisted of goodwill in connection with the acquisition of CSFS. The goodwill was being amortized on a straight-line basis over 40 years. During 2001, CSFS experienced significant turnover of key management and other personnel along with the termination of the agency relationship with CSFS' primary insurance company. The Association determined, based on this turnover and other factors, that goodwill recorded had been impaired and accordingly wrote off the remaining balance of $98,333 during 2001.

Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary

Earnings per share will be computed based on the weighted average common and common equivalent shares outstanding during the periods subsequent to the Association's conversion to a stock savings association. Net income per share prior to the conversion and during the period that contained the conversion are not meaningful. Unearned ESOP shares will be excluded from weighted-average shares outstanding.

Reclassifications  of  certain  amounts  in  the  2001  consolidated   financial
statements have been made to conform to the 2002 presentation.


Note 2: Conversion

On December 27, 2001, the Association completed the conversion from a state-chartered mutual savings association to a state-chartered stock savings association. The Company was formed on September 20, 2001 for the purpose of owning all of the capital stock of the Association following the conversion. As part of the conversion, the Company issued 555,450 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $512,000 and excluding the shares issued for the ESOP, were $4,598,000, of which $4,042,000 was used to purchase 100 percent of the Association. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests.


Note 3: Investment Securities

                                                            2002
                                  ------------------------------------------------------
                                                     Gross        Gross
                                     Amortized    Unrealized    Unrealized      Fair
                                        Cost         Gains        Losses        Value
                                  ------------------------------------------------------
Available for sale
  Federal agencies .............       $2,250       $   30        $   (6)      $2,274
  State and municipal ..........        2,368           55            (5)       2,418
  Corporate obligations ........        2,103           53            (1)       2,155
                                       ----------------------------------------------
    Total available for sale ...        6,721          138           (12)       6,847

Held to maturity-mortgage-backed
  securities ...................          334            6            --          340
                                       ----------------------------------------------
    Total investment securities        $7,055       $  144        $  (12)      $7,187
                                       ==============================================

                                                            2001
                                  ------------------------------------------------------
                                                     Gross        Gross
                                     Amortized    Unrealized    Unrealized      Fair
                                        Cost         Gains        Losses        Value
                                  ------------------------------------------------------
Available for sale
  Federal agencies .............       $1,000       $   17          $ --       $1,017
  State and municipal ..........        1,918           31            --        1,949
  Corporate obligations ........        1,656           37            (4)       1,689
                                       ----------------------------------------------
    Total available for sale ...        4,574           85            (4)       4,655

Held to maturity-mortgage-backed
  securities ...................          432            1            --          433
                                       ----------------------------------------------
Total investment securities ....       $5,006       $   86           $(4)      $5,088
                                       ==============================================

At June 30, 2002 and 2001, mortgage-backed securities consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Corporation and Government National Mortgage Association issues.

The amortized cost and fair value of securities available for sale and held to maturity at June 30, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                              Available for Sale       Held to Maturity
                            ------------------------------------------------
                              Amortized     Fair     Amortized       Fair
                                Cost        Value       Cost        Value
----------------------------------------------------------------------------
Within one year ............   $  675       $  698     $ --          $ --
One to five years ..........    3,486        3,564       --            --
Five to ten years ..........    1,415        1,442       --            --
Thereafter .................    1,145        1,143       --            --
Mortgage-backed securities..       --           --      334           340
                               ------------------------------------------
  Totals ...................   $6,721       $6,847     $334          $340
                               ==========================================

Securities with a carrying value of $213,000 and $275,000 were pledged at June 30, 2002 and 2001 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2002 totaled $2,394,000 with gross gains of $49,500 recognized on those sales. There were no sales of securities during 2001.

With the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, in 2001, all securities, except for mortgage-backed securities, with an amortized cost of $4,221,000 were transferred from held to maturity to available for sale. The securities had an unrealized gain of approximately $85,000.

Note 4: Loans and Allowance

                                                                     2002          2001
--------------------------------------------------------------------------------------------
Commercial and industrial loans not secured by real property ...   $ 4,202       $ 2,017
Real estate loans
  One-to-four family............................................    42,478        40,683
  Commercial ...................................................     8,951         5,394
  Land .........................................................     1,145           846
  Multi-family .................................................       978           285
Construction loans .............................................     4,751         3,126
Individuals' loans for household and other personal expenditures     7,663         6,221
                                                                   ---------------------
                                                                    70,168        58,572

Unamortized deferred loan fees, net ............................       (97)         (141)
Undisbursed portion of loans ...................................    (1,420)       (1,024)
Allowance for loan losses ......................................      (579)         (423)
                                                                   ---------------------
    Total loans.................................................   $68,072       $56,984
                                                                   =====================


                                                                     2002          2001
--------------------------------------------------------------------------------------------
Allowance for loan losses
  Balances, beginning of year...................................      $423          $181
  Provision for losses..........................................       258           274
  Recoveries on loans...........................................        --             3
  Loans charged off.............................................      (102)          (35)
                                                                      ------------------
  Balances, end of year.........................................      $579          $423
                                                                      ==================


Information on impaired loans is summarized below.

                                                                     2002          2001
--------------------------------------------------------------------------------------------
Impaired loans with an allowance................................    $  588          $540
Impaired loans for which the discounted cash flows or
  collateral value exceeds the carrying value of the loan.......       978           182
                                                                    --------------------
    Total impaired loans........................................    $1,566          $722
                                                                    ====================
Allowance for impaired loans (included in the Company's
  allowance for loan losses)....................................    $  124          $ 81
                                                                    ====================

                                                                    2002          2001
--------------------------------------------------------------------------------------------
Average balance of impaired loans...............................    $1,496          $734
Interest income recognized on impaired loans....................        73            67
Cash-basis interest included above..............................        68            16


The following table summarizes the Company's non-performing loans:

                                                                    2002          2001
--------------------------------------------------------------------------------------------
Non-accrual.....................................................    $1,499          $153
Loans more than 90 days past due and still accruing.............        --           687
                                                                    --------------------
    Total non-performing loans..................................    $1,499          $840
                                                                    ====================


Note 5: Premises and Equipment

                                                                    2002          2001
--------------------------------------------------------------------------------------------
Land............................................................   $  149        $  149
Buildings.......................................................      846           834
Equipment.......................................................      578           542
Construction in process.........................................        4            --
                                                                   --------------------
    Total cost..................................................    1,577         1,525

Accumulated depreciation........................................     (761)         (679)
                                                                   --------------------
    Net.........................................................   $  816        $  846
                                                                   ====================


Note 6:   Deposits

                                                                    2002          2001
--------------------------------------------------------------------------------------------
Demand and money-market deposits................................   $17,650       $14,464
Savings deposits................................................    10,328         9,145
Certificates and other time deposits of $100,000 or more........     9,981        12,092
Other certificates and time deposits............................    25,252        23,265
                                                                   ---------------------
  Total deposits................................................   $63,211       $58,966
                                                                   =====================


Certificates and other time deposits maturing in years ending June 30:
  2003.............................................................      $21,713
  2004.............................................................        5,577
  2005.............................................................        3,115
  2006.............................................................          924
  2007.............................................................        3,337
  Thereafter.......................................................          567
                                                                         -------
                                                                         $35,233
                                                                         =======

Deposits in excess of $100,000 are not federally insured.


Note 7: Federal Home Loan Bank Advances

Federal Home Loan Bank advances totaled $6,488,000 and $1,670,000 at June 30, 2002 and 2001. At June 30, 2002, the advances were at interest rates ranging from 2.22 to 5.71 percent.

The Federal Home Loan Bank advances are secured by first-mortgage loans, investment securities and FHLB stock totaling $39,341,000. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30:
  2003.............................................................       $3,328
  2004.............................................................          332
  2005.............................................................          351
  2006.............................................................          301
  2007.............................................................        1,258
  Thereafter.......................................................          918
                                                                          ------
                                                                          $6,488
                                                                          ======


Note 8: Income Tax

                                                                      2002          2001
-------------------------------------------------------------------------------------------
Income tax expense (benefit)
  Currently payable
    Federal .......................................................   $285          $161
    State .........................................................     70            37
  Deferred
    Federal .......................................................    (74)         (169)
    State .........................................................    (13)          (38)
                                                                      ------------------
      Total income tax expense (benefit) ..........................   $268         $  (9)
                                                                      ==================

Reconciliation of federal statutory to actual tax expense (benefit)
  Federal statutory income tax at 34% .............................   $251         $  53
  Tax-exempt interest .............................................    (25)          (22)
  Effect of state income taxes ....................................     38            (1)
  Other ...........................................................      4           (39)
                                                                      ------------------
    Actual tax expense (benefit) ..................................   $268         $  (9)
                                                                      ==================
Effective tax rate ................................................   36.3%         (5.9)%


A cumulative net deferred tax asset of $240,000 at June 30, 2002 is included in other assets. The components of the net asset are as follows:

                                                                      2002          2001
-------------------------------------------------------------------------------------------
Assets
  Amortization ....................................................   $ 32          $ 31
  Allowance for loan losses .......................................    190           135
  State income tax ................................................     35            31
  Deferred compensation ...........................................     32             3
  Pensions and employee benefits ..................................      8             6
                                                                      ------------------
    Total assets ..................................................    297           206
                                                                      ------------------
Liabilities
  Other ...........................................................     (7)           (3)
  Securities available for sale ...................................    (50)          (32)
                                                                      ------------------
    Total liabilities .............................................    (57)          (35)
                                                                      ------------------
                                                                      $240          $171
                                                                      ==================


No valuation allowance was necessary for 2002 and 2001.

Retained earnings include approximately $543,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 2002, the unrecorded deferred income tax liability on the above amount was approximately $209,000.


Note 9: Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amount represents credit risk were as follows:

                                                             2002      2001
-----------------------------------------------------------------------------
Loan commitments
  At variable rates .....................................   $2,907    $2,267
  At fixed rates ranging from 6.0% to 8.5% at
    June 30, 2002 and 6.5% to 11.25% at June 30, 2001 ...   1,953      1,255
Letters of credit .......................................      39         39
Unused lines of credit ..................................   3,795      1,188


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, real property, equipment, and income-producing commercial properties.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Association is a party to a lawsuit asserting, among other things, that the Association interfered with transactional relationships between the Indiana Housing Finance Authority (IHFA) and the Greater Michigan City Community Development Corporation (GMCCDC). Among other defendants is the Association's president, who also served as president of the GMCCDC during the period covered by the lawsuit. The Association accepted deeds in lieu of foreclosure on properties that it believed to be collateral on loans to the GMCCDC. The IHFA asserts certain rights to those properties among other claims. The total amount received by the Association on the sale of the foreclosed properties was approximately $320,000. The IHFA is suing for unspecified damages and other costs.

The defense and other costs of litigation of the Association may be covered by insurance, but the Association's insurer is currently reviewing that determination, and there are certain exclusions in the policies which might apply to deny coverage. The Association and its president intend to vigorously defend the action. It is impossible at this time for the Association to predict the outcome of this pending litigation or its impact on the Association's operations or financial condition.

The Company and subsidiary are also subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 10: Dividend and Capital Restrictions

The Company is not subject to regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends depends in part upon the receipt of dividends from the Association. Without prior approval, current regulations allow the Association to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two calendar years.

At the time of conversion, a liquidation account was established in an amount equal to the Association's net worth as reflected in the latest statements of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Association after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $5,216,000.

At June 30, 2002, the shareholder's equity of the Association was $9,647,000. Although well capitalized, under current regulations in effect, the Association is required to provide notice to the Office of Thrift Supervision before making any capital distributions to the Company.


Note 11: Regulatory Capital

The  Association  is  subject  to  various   regulatory   capital   requirements
administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of an association in any of the undercapitalized categories can result in actions by regulators that could have a material effect on an association's operations. At June 30, 2002 and 2001, the Association was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2002 that management believes have changed the Association's classification.

The Association's actual and required capital amounts and ratios are as follows:

                                                                        Required for         To Be Well
                                                       Actual        Adequate Capital(1)   Capitalized(1)
                                                -------------------------------------------------------------
                                                   Amount    Ratio     Amount    Ratio    Amount    Ratio
-------------------------------------------------------------------------------------------------------------
As of June 30, 2002
Total risk-based capital(1) (to
  risk-weighted assets) ........................  $10,092    18.7%     $4,317     8.0%    $5,396    10.0%
Tier 1 capital(1) (to risk-weighted assets) ....    9,571    17.7       2,158     4.0      3,238     6.0
Core capital(1) (to adjusted total assets) .....    9,571    11.8       3,251     4.0      4,064     5.0
Core capital(1) (to adjusted tangible assets)..     9,571    11.8       1,625     2.0         --     N/A
Tangible capital(1) (to adjusted total assets)..    9,571    11.8       1,219     1.5         --     N/A

As of June 30, 2001
Total risk-based capital(1) (to
  risk-weighted assets) ........................   $5,477    12.5%     $3,492     8.0%    $4,366    10.0%
Tier 1 capital(1) (to risk-weighted assets) ....    5,054    11.6       1,746     4.0      2,619     6.0
Core capital(1) (to adjusted total assets) .....    5,054     7.6       2,648     4.0      3,310     5.0
Core capital(1) (to adjusted tangible assets)...    5,054     7.6       1,324     2.0         --     N/A
Tangible capital(1) (to adjusted total assets)..    5,054     7.6         993     1.5         --     N/A
----------------
(1)  As defined by regulatory agencies


Note 12: Employee Benefits

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Association matches employees' contributions at the rate of fifty percent for the first three percent of base salary contributed by participants. The Company's expense for the plan was $18,900 and $12,400 for 2002 and 2001.

In 2001, the Company established a supplemental retirement plan for the benefit of all directors. The plan provides for the continuation of directors fees for 120 months after a director's status is terminated, subject to a pre-determined vesting schedule. In the event of a director's death, no further payments are required. This defined-benefit plan is unfunded and the expense recognized by the Company was $84,500 and $10,300 during 2002 and 2001.

As part of the conversion in December 2001, the Company established an ESOP covering substantially all employees of the Company and Association. The ESOP provides for the Company to issue a put option (option) to any participant who receives a distribution of Company stock. The option permits the participant to sell the stock to the Company at any time during two option periods, as defined in the plan, at the fair market value of the stock. The ESOP acquired 44,436 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $444,360 of common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned and suspense ESOP shares totaled 44,436 at June 30, 2002 and had a fair value of $611,000 at that date. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Expense is recorded equal to the fair market value of the stock when shares are committed to be released. At June 30, 2002, there were 2,222 committed to be released shares and ESOP expense for 2002 totaled $22,000.

The Company intends to adopt a stock option plan and recognition and reward plan, pursuant to which the Company intends to reserve a number of shares of common stock equal to an aggregate of ten and four percent, respectively, of the common stock issued in the conversion for issuance pursuant to stock options and stock grants.


Note 13: Other Comprehensive Income

                                                                      2002
                                                                       Tax
                                                       Before-Tax   (Expense)    Net-of-Tax
                                                         Amount      Benefit       Amount
---------------------------------------------------------------------------------------------
Unrealized gains on securities
  Unrealized holding gains arising during the year .....   $94        $(36)         $58
  Less: reclassification adjustment for gains realized
    in net income ......................................    49         (18)          31
                                                           ----------------------------
                                                           $45        $(18)         $27
                                                           ============================

At June 30, 2002 and 2001, other comprehensive income consisted solely of unrealized gains on securities.


Note 14: Related Party Transactions

The Company has entered into transactions with certain directors, executive officers, and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Balances, July 1, 2001 ......................   $ 514
New loans, including renewals ...............      85
Payments, including renewals ................    (166)
Change in composition of related parties.....    (236)
                                                -----
Balances, June 30, 2002 .....................   $ 197
                                                =====

Deposits from related parties held by the Association at June 30, 2002 and 2001 totaled $665,000 and $854,000.


Note 15: Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Interest-Bearing Time Deposits - The fair value of interest-bearing time deposits approximates carrying value.

Securities and Mortgage-backed Securities - Fair values are based on quoted market prices.

Loans - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable - The fair values of interest receivable/payable approximate carrying values.

FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances - The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Off-Balance Sheet Commitments - The fair value of these commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The difference between the fair value and notional amounts of off-balance sheet commitments at June 30, 2002 and 2001 was not material.

The estimated fair values of the Company's financial instruments are as follows:

                                                     2002                 2001
                                            -------------------------------------------
                                               Carrying   Fair     Carrying    Fair
                                                Amount    Value     Amount     Value
---------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents .................. $ 3,215   $ 3,215   $ 2,015   $ 2,015
  Interest-bearing time deposits .............     695       695       693       693
  Investment securities available for sale....   6,847     6,847     4,655     4,655
  Investment securities held to maturity .....     334       340       432       433
  Loans, net .................................  68,072    68,619    56,984    57,739
  Interest receivable ........................     472       472       424       424
  Stock in FHLB ..............................     435       435       382       382

Liabilities
  Deposits ...................................  63,211    63,879    58,966    59,424
  FHLB advances ..............................   6,488     6,546     1,670     1,662
  Interest payable ...........................     103       103       116       116


Note 16: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

                            Condensed Balance Sheets

                                                            2002       2001
-----------------------------------------------------------------------------
Assets
  Cash .................................................. $   558    $    --
  Investment in subsidiaries ............................   9,647      5,103
  Other assets ..........................................      11         --
                                                          ------------------
    Total assets ........................................ $10,216    $ 5,103
                                                          ==================

Liabilities - other ..................................... $    19    $    --
                                                          ------------------
Shareholders' equity
  Common stock ..........................................   5,042         --
  Retained earnings .....................................   5,523      5,054
  Unearned ESOP .........................................    (444)        --
  Accumulated other comprehensive income ................      76         49
                                                          ------------------
                                                           10,197      5,103
                                                          ------------------
    Total liabilities and shareholders' equity .......... $10,216    $ 5,103
                                                          ==================

                         Condensed Statements of Income

                                                            2002       2001
-----------------------------------------------------------------------------
Income - interest ....................................... $    15    $    --

Expenses ................................................      24         --
                                                          ------------------

Income (loss) before equity in undistributed income of
  subsidiaries and income tax expense ...................      (9)        --
Equity in undistributed income of subsidiaries ..........     475        164
                                                          ------------------
Income before income tax ................................     466        164
Income tax benefit ......................................      (4)        --
                                                          ------------------
Net income .............................................. $   470     $  164
                                                          ==================

                       Condensed Statements of Cash Flows

                                                            2002      2001
-----------------------------------------------------------------------------
Cash flows from operating activities
  Net income ............................................ $   470    $   164
  Other .................................................    (949)      (164)
                                                          ------------------
    Net cash provided by (used in) operating activities..    (479)        --

Cash flows from investing activity - purchase of stock
  of subsidiary .........................................  (4,042)        --

Cash flows from financing activity - proceeds from
  issuance of stock .....................................   5,079         --
                                                          ------------------
Net change in cash ......................................     558         --

Cash at beginning of year ...............................      --         --
                                                          ------------------
Cash at end of year ..................................... $   558    $     0
                                                          ==================

                             DIRECTORS AND OFFICERS

                               BOARD OF DIRECTORS


        Bruce W. Steinke                                Thomas F. Swirski
      Chairman of the Board                            President and Chief
    Retired President and Chief                    Executive Officer of Holding
Executive Officer of the Association               Company and the Association
   and Chairman of the Board of
        Holding Company


        Richard G. Cook                                 George L. Koehm
   Secretary of Holding Company                   Treasurer of Holding Company
   and the Association, Retired                   and Treasurer and Controller
        Business Manager,                             of the Association
    Michigan City Area Schools


                                Mark T. Savinski
                               District Director,
                                U.S. Congressman,
                               Peter J. Visclosky

================================================================================

            EXECUTIVE OFFICERS OF CITY SAVINGS FINANCIAL CORPORATION

        Thomas F. Swirski                               George L. Koehm
         President and                                      Treasurer
     Chief Executive Officer

================================================================================

        EXECUTIVE OFFICERS OF MICHIGAN CITY SAVINGS AND LOAN ASSOCIATION

        Thomas F. Swirski                               George L. Koehm
          President and                                  Treasurer and
     Chief Executive Officer                               Controller

                             DIRECTORS AND OFFICERS

     Richard G. Cook (age 65) has served as Secretary of Michigan City Savings Association since 2000 and of the Holding Company since its inception. He retired in 1999 as Business Manager of the Michigan City Area Schools, a position that he held for 25 years. He currently serves as an outside consultant for Educational Services based in Indianapolis.

     George L. Koehm (age 40) has served as Treasurer and Controller of Michigan City Savings and Loan Association since April 1999, Treasurer of City Savings Financial Services, Inc. since April 2000, and Treasurer of the Holding Company since its inception. From 1997 until 1999, he served as Executive Vice President and Chief Operating Officer of Argo Federal Savings Bank. From 1989 until 1997, Mr. Koehm served as Vice President and Treasurer of Community Bank, F.S.B., and as Chief Financial Officer of Community Bank's holding company, CB Bancorp, Inc.

     Mark T. Savinski (age 48) has served since 1998 as District Director for U.S. Congressman, Peter J. Visclosky, First District of Indiana. From 1989 until 1998, Mr. Savinski served as Human Resource Manager for Modine Manufacturing Company in LaPorte, Indiana.

     Bruce W. Steinke (age 70) retired as President and Chief Executive Officer of the Michigan City Savings and Loan Association in 2000. Mr. Steinke was employed by the Association for over 30 years and has served on the board of directors since 1969.

     Thomas F. Swirski (age 47) has been President, Chief Executive Officer and Compliance Officer of Michigan City Savings and Loan Association since February 2000 and City Savings Financial Services, Inc. since November 1999 and has been President and Chief Executive Officer of the Holding Company since its inception. From 1981 until his appointment as President, Mr. Swirski served as Secretary, Mortgage Loan Manager and Compliance Officer of the Association. Mr. Swirski has a Masters degree in Finance from Indiana University and is a graduate of the University of Wisconsin Graduate School of Banking.

Market Information

     The Association converted from a state mutual savings association to a state stock savings association effective December 27, 2001, and simultaneously formed a savings and loan holding company, the Holding Company. The Holding Company's Common Stock, is traded on the OTC Electronic Bulletin Board under the symbol "CSFC." As of July 22, 2002, there were approximately 364 record holders of the Holding Company's Common Stock.

     Any dividends paid by the Holding Company will be subject to determination and declaration by the Board of Directors in its discretion. In determining the level of any future dividends, the Board of Directors will consider, among other factors, the following: tax considerations; industry standards; economic conditions; capital levels; regulatory restrictions on dividend payments by the Association to the Holding Company; and general business practices.

     The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Association. Applicable law restricts the amount of dividends the Association may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed the Association's year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company's common stock.

     In addition to the foregoing, the portion of the Association's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without the payment of federal income taxes by the
Association   at  the  then  current  income  tax  rate  on  the  amount  deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or otherwise create federal tax liabilities.

                             Stock Bid
                          ---------------
Quarter Ended              High      Low
-------------------       ------   ------
December 31, 2001         $12.55   $12.20
March 31, 2002             14.00    12.25
June 30, 2002              14.50    13.17

Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The source of bid information is the OTC Bulletin Board.


Market Makers

Moors and Cabot, Inc.
Trident Securities, Inc.
Howe Barnes Investments, Inc.


Transfer Agent and Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 10701
(800) 525-7686


General Counsel

Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana 46204


Independent Auditor

BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana 46204


Shareholders and General Inquiries

The Company will file an Annual Report on Form 10-KSB for its fiscal year ended June 30, 2002 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

    George L. Koehm
    Treasurer and Controller
    2000 Franklin Street
    Michigan City, IN  46360