Form 10KSB, Exhibit 13
period 2003-06-30
CITY SAVINGS FINANCIAL CORP
filed 2003-09-29
CIK 1159404

Exhibit 13
                                                                      ----------

                               TABLE OF CONTENTS

Message to Shareholders ................................    2

Selected Consolidated Financial Data ...................    3

Management's Discussion and Analysis ...................    4

Independent Accountants' Report ........................   17

Consolidated Balance Sheets ............................   18

Consolidated Statements of Income ......................   19

Consolidated Statements of Shareholders' Equity.........   20

Consolidated Statements of Cash Flows ..................   21

Notes to Consolidated Financial Statements .............   22

Directors and Officers .................................   39

Market Information .....................................   41


Description of Business

City Savings Financial Corporation (the "Holding Company" and, together with its subsidiary, the "Company") is an Indiana corporation organized in September 2001, to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Michigan City Savings and Loan Association (the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 27, 2001; therefore, all historical financial and other data contained for periods prior to December 27, 2001 herein relate solely to the Bank while historical financial and other data contained herein for the period after December 27, 2001 relate to the Company. Effective December 1, 2002, the name of the Bank was changed to City Savings Bank to bring the Bank's image and brand under the Holding Company's name and to eliminate any suggestion created by the Bank's former name that its operations are conducted only in Michigan City, Indiana. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, without par value, of the Bank.

At June 30, 2003, the Bank, a state savings association, conducted its business from two full-service offices located in Michigan City, Indiana, and Rolling Prairie, Indiana, with the main office located in Michigan City.

The Bank offers a variety of lending, deposit and other financial services to its retail and commercial customers. The Bank's principal business consists of attracting deposits from the general public and originating mortgage loans, most of which are secured by one-to four-family residential real property in La Porte County. The Bank also offers commercial real estate loans, home equity, second mortgage loans and other types of consumer loans, real estate construction loans, commercial loans, automobile loans, land loans and multi-family residential loans. The Bank derives most of its funds for lending from deposits of its customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

To Our Shareholders:

     On behalf of the directors, officers and employees of City Savings Financial Corporation and its wholly-owned subsidiary, City Savings Bank, I am pleased to present to you, our shareholders, our second Annual Report to Shareholders. We have successfully completed our first full fiscal year as a publicly traded company. We converted from a mutual to stock form of ownership in December 2001 and immediately began trading on the OTC Electronic Bulletin Board under the symbol "CSFC." On December 1, 2002, we changed the name of our wholly-owned subsidiary from Michigan City Savings and Loan Association to City Savings Bank to align the Bank's image and brand with that of the holding company's and to eliminate any suggestion that our operations are limited only to Michigan City, Indiana.

     In addition to our home office in Michigan City and a branch office in Rolling Prairie, Indiana, we have broken ground on a facility in Chesterton, Indiana. We are excited about the opportunities in this new and thriving residential community. We have chosen this area because of the growing housing market, current lack of any community-oriented financial service providers and the opportunity this affords us to attract new core deposits. We expect our Chesterton facility to be fully operational by January 2004. The Bank will also be opening a loan production office in Crown Point, Indiana. This office should be open before the end of calendar year 2003. Crown Point offers the same opportunities for us as does the Chesterton area, with rapidly growing residential and commercial activity. We have identified a strong local banker whose values match ours to head up this effort. With this addition to our team, we are confident of success in this market.

     City Savings Financial Corporation has experienced another outstanding year. The fiscal year ended June 30, 2003 was a record year by a number of financial measures.

     Our total assets at June 30, 2003 were $139.8 million compared to $81.4 million at June 30, 2002, a growth of $58.4 million or 71.7%. The increase in assets was primarily attributable to an increase in net loans receivable from $68 million at June 30, 2002 to $117 million at June 30, 2003, an increase of $49 million or 72.1%. To fund this growth, we issued $5 million of trust preferred capital securities and $155,000 in principal amount of common securities of our wholly-owned subsidiary, City Savings Statutory Trust I. The proceeds from this trust preferred offering provided the Bank with additional capital to support our growth.

     Despite a challenging interest rate environment, we were not only able to maintain our net interest margin, but were able to increase it from 3.48% at year-end 2002, to 3.63% this year. We attribute this progress to our team of seasoned lenders' ability to efficiently price coupled with our widely recognized reputation for outstanding customer service.

     City Savings has had substantial success toward its goal of operational efficiency as well. Our efficiency ratio improved from 74.3% for the year ended June 30, 2002 to 60.4% at year-end 2003, virtually achieving management's goal of 60%. Further progress in this area is evidenced by this fiscal year's fourth quarter ratio of 56.5%.

     Net income for the year ended June 30, 2003 was a record $1.3 million compared to $470,000 at June 30, 2002, an increase of $856,000, or 182.1%. Our return on equity, that is net income divided by average total equity, increased significantly. At June 30, 2003, our return on equity was 12.43%, compared to 6.16% at June 30, 2002. Our return on assets, that is net income divided by average total assets, also increased significantly. At June 30, 2003, our return on assets was 1.11%, compared to 0.63% at June 30, 2002. Our return on equity for fiscal year 2001 was 3.25%, and our return on assets for the fiscal year 2001 was 0.26%.

     The Management and the Board of Directors want to thank you for your business, support and confidence in City Savings Financial Corporation. We encourage you to recommend us to your friends, neighbors and associates, and we look forward to serving you with the same professional service that has marked our performance for over 115 years.

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

                                                                       At June 30,
                                                           ---------------------------------
                                                             2003         2002        2001
                                                           ---------------------------------
                                                                 (Dollars in thousands)
Selected Financial Condition Data:
Total assets ...........................................   $139,840     $81,394     $66,253
Loans receivable .......................................    118,197      68,651      57,407
Allowance for loan losses ..............................      1,097         579         423
Net loans receivable ...................................    117,100      68,072      56,984
Cash and cash equivalents ..............................      4,952       3,215       1,322
Securities available for sale ..........................     12,187       6,847       4,655
Securities to be held to maturity ......................        249         334         432
Total borrowings .......................................     22,170       6,488       1,670
Deposits ...............................................    103,579      63,211      58,966
Shareholders' equity - substantially restricted ........     11,075      10,197       5,103

Selected Operating Data:
Total interest income ..................................   $  7,096     $ 5,052     $ 4,784
Total interest expense .................................      2,888       2,553       2,932
                                                           --------     --------    -------
Net interest income ....................................      4,208       2,499       1,852
Provision for loan losses ..............................        592         258         274
                                                           --------     --------    -------
Net interest income after provision for loan losses ....      3,616       2,241       1,578
                                                           --------     --------    -------
Noninterest income:
Service charges on deposit accounts ....................        113          92          50
Commission income ......................................         75          97         101
Gain on sale of investments ............................        320          49          --
Net gains on loan sales ................................        359         104          29
Other ..................................................        362         148         132
                                                           --------     --------    -------
Total noninterest income ...............................      1,229         490         312
                                                           --------     --------    -------
Noninterest expense:
Compensation and benefits ..............................      1,468       1,024         833
Occupancy and equipment ................................        260         268         284
Professional fees ......................................        178         110          48
Data processing ........................................        186         163         131
Advertising ............................................        137         122          73
Goodwill impairment ....................................         --          --          98
Other ..................................................        436         305         268
                                                           --------     --------    -------
Total noninterest expense ..............................      2,665       1,993       1,735
                                                           --------     --------    -------
Income before taxes ....................................      2,180         738         155
Income tax expense (benefit) ...........................        854         268          (9)
                                                           --------     --------    -------
Net income .............................................   $  1,326     $   470     $   164
                                                           ========     =======     =======
--------------------
Table continued on following page

                                                                       At June 30,
                                                           ---------------------------------
                                                             2003         2002        2001
                                                           ---------------------------------
Supplemental Data:
Dividends per share ....................................        .20          --          --
Dividend payout ratio ..................................       8.38%         --          --
Interest rate spread during period .....................       3.33%       3.04%       2.68%
Net yield on interest-earning assets (1) ...............       3.63        3.48        3.05
Return on assets (2) ...................................       1.11        0.63        0.26
Return on equity (3) ...................................      12.43        6.16        3.25
Equity to assets (4) ...................................       7.92       12.53        7.70
Average interest-earning assets to average
  interest-bearing liabilities .........................     112.16      112.46      107.74
Nonperforming assets to total assets (4) ...............       1.83        2.19        1.68
Allowance for loan losses to total loans outstanding (4)       0.94        0.85        0.74
Allowance for loan losses to nonperforming loans (4) ...      43.58       38.63       45.05
Net charge-offs to average total loans outstanding .....       0.07        0.17        0.06
Other expenses to average assets (5) ...................       2.24        2.68        2.75
Number of full-service offices (4) .....................          2           2           2
---------------------
(1)  Net interest income divided by average interest-earning assets.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Other expenses divided by average total assets.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General

     The Holding Company was incorporated for the purpose of owning all of the outstanding shares of Michigan City Savings and Loan Association. The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

     In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's operations and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include, but not limited to, changes in the economy and interest rates in the nation and the Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

     1)   Management's determination of the amount of loan loss allowance;
     2)   The effect of changes in interest rates; and
     3)   Changes in deposit insurance premiums.


Average Balances and Interest Rates and Yields

     The following tables present for the years ended June 30, 2003, 2002 and 2001, the balances, interest rates and average daily balances of each category of the Company's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.

                                               AVERAGE BALANCE SHEET/YIELD ANALYSIS

                                                                               Year Ended June 30,
                                             ---------------------------------------------------------------------------------------
                                                       2003                            2002                        2001
                                             ---------------------------------------------------------------------------------------
                                                     Interest                       Interest                     Interest
                                             Average  Earned/  Average      Average  Earned/  Average     Average Earned/  Average
                                             Balance   Paid   Yield/Rate    Balance   Paid   Yield/Rate   Balance  Paid   Yield/Rate
                                             ---------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Assets:
Interest-earning assets:
 Interest-earning deposits .........        $  4,265  $    58    1.36%      $ 2,847   $   76    2.67%     $ 1,913 $   120     6.27%
 Securities available for sale (1)            10,142      501    4.94         6,785      371    5.47          758      41     5.41
 Securities to be held to
  maturity .........................             295       14    4.75           381       23    6.04        3,741     229     6.12
 Loans receivable (2) (5) ..........         100,272    6,479    6.46        61,318    4,556    7.43       53,903   4,365     8.10
 Stock in Federal Home Loan
  Bank of Indianapolis .............             842       44    5.23           396       26    6.57          354      29     8.19
                                            --------  -------               -------   ------              ------- -------
   Total interest-earning assets ...         115,816    7,096    6.13        71,727    5,052    7.04       60,669   4,784     7.89
                                                      -------                         ------                      -------
Noninterest earning assets, net
 of allowance for loan losses ......           3,331                          2,711                         2,479
                                            --------                        -------                       -------
   Total assets ....................        $119,147                        $74,438                       $63,148
                                            ========                        =======                       =======

Liabilities and equity capital:
 Savings deposits ..................        $ 10,860      175    1.61       $ 9,829      243    2.47      $ 8,861     306     3.45
 Interest-bearing demand
  deposits .........................          17,022      341    2.00        14,787      426    2.88       11,416     477     4.18
 Certificates of deposit ...........          60,357    1,903    3.15        35,703    1,718    4.81       34,577   2,065     5.97
 Other borrowed money ..............             965       16    1.66
 Federal Home Loan Bank
  advances .........................          14,060      453    3.22         3,459      166    4.80        1,455      84     5.77
                                            --------  -------               -------   ------              ------- -------
   Total interest-bearing
    liabilities ....................         103,264    2,888    2.80        63,778    2,553    4.00       56,309   2,932     5.21
                                                      -------                         ------                      -------
 Other liabilities .................           5,218                          3,025                         1,800
                                            --------                        -------                       -------
   Total liabilities ...............         108,482                         66,803                        58,109
 Equity capital ....................          10,665                          7,635                         5,039
                                            --------                        -------                       -------
   Total liabilities and equity
    capital ........................        $119,147                        $74,438                       $63,148

Net earning assets .................        $ 12,552                        $ 7,949                       $ 4,360
Net interest income ................                  $ 4,208                         $2,499                        1,852
                                                      =======                         ======                      =======

Interest rate spread (3) ...........                             3.33%                          3.04%                         2.68%
                                                                 ====                           ====                          ====
Net yield on average earning
 assets (4) ........................                             3.63%                          3.48%                         3.05%
                                                                 ====                           ====                          ====
Average interest-earning assets
 to average interest-bearing
 liabilities .......................          112.16%                        112.46%                       107.74%
                                              ======                         ======                        ======

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

                                                            Year Ended June 30,
                                                           ---------------------
                                                           2003    2002    2001
                                                           ---------------------
Weighted average interest rate earned on:
  Interest-earning deposits .............................  1.36%   2.67%   6.27%
  Securities available for sale .........................  4.94    5.47    5.41
  Securities to be held to maturity .....................  4.75    6.04    6.12
  Loans receivable ......................................  6.46    7.43    8.10
  Federal Home Loan Bank stock ..........................  5.23    6.57    8.19
    Total interest-earning assets .......................  6.13    7.04    7.89

Weighted average interest rate cost of:
  Savings deposits ......................................  1.61    2.47    3.45
  Interest-bearing demand deposits ......................  2.00    2.88    4.18
  Certificates of deposit ...............................  3.15    4.81    5.97
  Federal Home Loan Bank advances .......................  3.22    4.80    5.77
  Other Borrowed Money ..................................  1.66      --      --
    Total interest-bearing liabilities ..................  2.80    4.00    5.21
Interest rate spread (1) ................................  3.33    3.04    2.68
Net yield on weighted average interest-earning assets (2)  3.63    3.48    3.05
--------------------------
(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.
(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

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

                                     Increase (Decrease) in Net Interest Income
                                     ------------------------------------------
                                            Due to   Due to   Total Net
                                             Rate    Volume    Change
                                     ------------------------------------------
                                                   (In thousands)
Year ended June 30, 2003, compared
to year ended June 30, 2002
  Interest-earning assets:
    Interest-earning deposits ..........    $ (37)   $   19    $  (18)
    Securities available for sale ......      (36)      166       130
    Securities held to maturity ........       (5)       (4)       (9)
    Loans receivable ...................     (594)    2,517     1,923
    Federal Home Loan Bank stock .......       (5)       23        18
                                            -----    ------    ------
      Total interest-earning assets ....     (677)    2,721     2,044
                                            -----    ------    ------
  Interest-bearing liabilities:
    Savings deposits ...................      (85)       17       (68)
    Interest-bearing demand deposits ...     (130)       45       (85)
    Certificates of deposit ............     (592)      777       185
    Other Borrowed Money ...............       --        16        16
    Federal Home Loan Bank advances ....      (55)      342       287
                                            -----    ------    ------
      Total interest-bearing liabilities     (861)    1,196       335

  Change in net interest income
      Total Liabilities ................    $ 184    $1,525    $1,709
                                            =====    ======    ======
Year ended June 30, 2002, compared
to year ended June 30, 2001
  Interest-earning assets:
    Interest-earning deposits ..........    $ (69)   $   25    $  (44)
    Securities available for sale ......       --       330       330
    Securities held to maturity ........       (3)     (203)     (206)
    Loans receivable ...................     (361)      552       191
    Federal Home Loan Bank stock .......       (6)        3        (3)
                                            -----    ------    ------
      Total interest-earning assets ....     (439)      707       268
                                            -----    ------    ------
  Interest-bearing liabilities:
    Savings deposits ...................      (87)       24       (63)
    Interest-bearing demand deposits ...     (148)       97       (51)
    Certificates of deposit ............     (401)       54      (347)
    Federal Home Loan Bank advances ....      (14)       96        82
                                            -----    ------    ------
      Total interest-bearing liabilities     (650)      271      (379)
                                            -----    ------    ------
  Change in net interest income ........    $ 211    $  436    $  647
                                            =====    ======    ======

Sale of the Whybrew Insurance Agency

     The Company sold its property and casualty and health insurance lines of business and all rights to the name "Whybrew Insurance Agency" to Michiana Insurance on January 2, 2003. A net gain of $110,000 was recorded on the transaction. The sales agreement prohibits the Company from engaging in the property and casualty and health insurance lines of business in La Porte County or the surrounding counties for a period of two years following the date of the agreement.


Loans Purchased Under Agreements to Resell

     In September of 2002, the Company entered into mortgage loan repurchase agreements with two mortgage companies. Through these agreements, the Company buys conventional single family mortgage loans from the mortgage companies at par and subsequently resells the loan to the mortgage companies or others for transfer to an end investor. During the holding period, which typically lasts thirty days, the Company earns a prime-based return and fee income. The Company had $12.9 million in loans outstanding purchased under agreements to resell at June 30, 2003 and reports these loans as residential mortgage loans. During the twelve months ended June 30, 2003, the Company recorded interest income of $531,000 and fee income of $62,000 on loans purchased via the program.

     The Company's primary federal regulator, the Office of Thrift Supervision ("OTS"), has asked the Company to limit the outstanding balance of loans purchased from any one mortgage company to 25% of the Bank's capital and unimpaired surplus which is substantially below the limits currently in place. The Company has agreed and has given the mortgage companies 120 days notice per the terms of the outstanding agreements. Given that the funding requirements of these mortgage companies greatly exceed the newly established self-imposed limits, the Company believes the participants will seek funding elsewhere.


Trust Preferred Capital Securities

     In June of 2003, the Company formed City Savings Statutory Trust I ("Trust"). The Trust is a statutory business trust and is wholly owned by the Company. The Trust issued $5 million of trust preferred capital securities as a participant in a pooled trust preferred securities offering and $155,000 in principal amount of common securities to the Company. The Trust used the proceeds to purchase $5,155,000 in junior subordinated deferrable interest debentures from the Company. The junior subordinated debentures are the sole assets of the Trust. The junior subordinated debentures and the trust preferred securities pay interest and dividends, respectively, on a quarterly basis. The junior subordinated debentures and the securities bear interest at a rate of 90 day LIBOR plus 3.10% and mature on June 26, 2033 and are non-callable for five years and, after that period, the securities may be called at any quarterly interest payment date at par. Dividends on the trust preferred capital securities are recorded as interest expense. Costs associated with the issuance of the securities totaling $150,000 were capitalized and are being amortized over the estimated life of the securities.


Financial Condition at June 30, 2003 Compared to Financial Condition at June 30, 2002

     Total assets at June 30, 2003 were $139.8 million compared to $81.4 million at June 30, 2002, an increase of $58.4 million, or 71.7%. The increase in assets was primarily attributable to an increase in net loans of $49.0 million or 72.0%.

     Real Estate Loans. Real estate loans, including loans available for sale, increased $21.8 million or 40.7% from June 30, 2002 to $75.4 million at June 30, 2003. The increase in real estate loans was attributable to a $12.9 million increase in single family mortgage loans purchased under agreements to resell and to a $10.0 million increase in commercial nonresidential real estate loans.

     Consumer Loans. Consumer loans increased $16.1 million or 209.9% from June 30, 2002 to $23.7 million at June 30, 2003. The increase in consumer loans was attributable to the acquisition of a pool of Home Equity Line of Credit Loans in September of 2002, with an outstanding balance of $12.6 million. The purchased home equity loans are secured by first and second mortgages on single family residences located in the western suburbs of Chicago. The terms of the purchase agreement give the seller the option to repurchase the pool of loans with ninety days notice. The outstanding balance of the pool of home equity loans at June 30, 2003 was $7.8 million. The increase in consumer loans was also attributable to year over year growth in the Company's portfolio of dealer-originated boat loans of $6.6 million, which totaled $7.5 million at June 30, 2003.

     Commercial Loans. Commercial non-mortgage loans increased $7.7 million or 182.6% from June 30, 2002 to $11.9 million at June 30, 2003. In May of 2002, the Company hired an experienced commercial loan officer for the purpose of growing the Company's commercial loan portfolio.

     Construction Loans. Construction loans increased $4.3 million or 91.3% from June 30, 2002 to $9.1 million at June 30, 2003. The increase in the construction loan portfolio was primarily attributable to the origination of a $1.4 million loan secured by a condominium project located in New Buffalo, Michigan, the purchase of a $750,000 participation interest in a loan originated for the purpose of constructing a condominium project in La Porte, Indiana and $1.4 million in loans extended to a single family real estate developer located in Porter County, Indiana for the purpose of constructing pre-sold single family dwellings.

     Other factors contributing to the increase in total assets were a $5.3 million increase in investments available for sale, a $1.8 million increase in interest bearing demand deposits, a $1.3 million increase in other assets and a $646,000 increase in Federal Home Loan Bank stock.

     The Company's allowance for loan losses increased $518,000 or 89.5% to $1.1 million at June 30, 2003, from $579,000 at June 30, 2002. Over this same time period non-performing loans increased $855,000 or 57.0% to $2.4 million at June 30, 2003. The increase in non-performing loans is primarily attributable to one single family mortgage loan with an outstanding principal balance of $880,000 in which the borrower is experiencing cash flow difficulties. The Company believes its position is well secured and no loss is anticipated. The Bank has also experienced an increase in loans 30-89 days delinquent. Loans in this category increased $4.7 million or 228.5% to $6.7 million at June 30, 2003. Management attributes the increase to the slow economy. Although Management believes that its allowance for loan losses at June 30, 2003 was adequate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could negatively affect the Company's results of operations.

     Total deposits increased $40.4 million or 63.9%, to $103.6 million at June 30, 2003 from $63.2 million at June 30, 2002. The increase in deposits was attributable to a $33.1 million increase in certificate of deposit balances, a $3.7 million increase in non-interest bearing deposits, a $2.5 million increase in NOW and money market account balances and a $1.1 million increase in savings account balances. During the twelve months ended June 30, 2003, Management competitively priced municipal, jumbo and retail certificate of deposit rates to meet the Company's growth objectives. The increase in non-interest bearing deposits is largely due to accounts held by two mortgage companies the Company purchases loans from under agreements to resell. The balances in these accounts fluctuate significantly from period to period and totaled $3.0 million at June 30, 2003. The increase in NOW and money market account balances is attributable to an increase in promotional and marketing efforts by Management to grow the base of these accounts.

     Advances from the Federal Home Loan Bank ("FHLB") increased $9.7 million to $16.2 million at June 30, 2003 from $6.5 million at June 30, 2002. The Company utilized advances to fund loan growth. The weighted average cost of FHLB advances at June 30, 2003 was 3.11% with a weighted average remaining maturity of 1.9 years.

     Other borrowings increased $6.0 million year over year. The Company, through a newly formed statutory business trust, participated in a pooled offering of trust preferred securities, raising $5.0 million of long term debt in June of 2003.

     Other liabilities increased $1.5 to $3.0 million at June 30, 2003 from $1.5 million at June 30, 2002. The increase in other liabilities is primarily attributable to increases in accrued income taxes payable, accounts payable, and mortgage escrow balances.

     Shareholders' equity totaled $11.1 million at June 30, 2003, an increase of $900,000 or 8.8% from $10.2 million at June 30, 2002. The increase resulted from net income for the twelve months ended June 30, 2003 of $1.3 million and a $67,000 increase related to the allocation of Employee Stock Option Plan ("ESOP") shares offset by the purchase of $367,000 in recognition and retention plan stock, the after-tax decrease in the unrealized gain on the available-for-sale investment portfolio of $36,000 and the payment of $111,000 in common stock dividends.


Comparison of Operating Results for the Years Ended June 30, 2003 and 2002

     General. Net income for the twelve months ended June 30, 2003 was $1.3 million, an increase of $856,000 or 182.1% from the $470,000 reported for the year ended June 30, 2002. The return on average assets was 1.11% and 0.63% for the years ended June 30, 2003 and 2002, respectively, and the return on average equity was 12.43% and 6.16% for the same respective time periods.

     Interest Income. Interest income was $7.1 million for the fiscal year 2003 compared to $5.1 million for the prior fiscal year. The increase in interest income was primarily due to an increase in average earning assets of $44.1 million, or 61.5% from $71.7 million for fiscal year 2002 compared to $115.8 million for fiscal year 2003. The growth in average assets was attributable to a $39.0 million or 63.5% increase in average loans outstanding and a $3.4 million or 49.5% increase in average securities outstanding over the same respective time periods. The average yield on interest-earning assets decreased from 7.04% for the year ended June 30, 2002 to 6.13% for the year ended June 30, 2003.

     Interest Expense. Interest expense increased $335,000, or 13.1%, for the year ended June 30, 2003 compared to the year ended June 30, 2002. The increase in interest expense was primarily due to an increase in average interest bearing liabilities of $39.5 million, or 61.9%, to $103.3 million for the twelve months ended June 30, 2003, from $63.8 million for the same period last year. Average deposits increased $27.9 million or 46.3%, to $88.2 million during the fiscal year 2003 from $60.3 million during the prior fiscal year. Average FHLB advances increased $10.6 million or 302.9%, to $14.1 million for the fiscal year 2003, from $3.5 million for the prior year. The average yield on the cost of interest bearing liabilities decreased to 2.80% for the twelve months ended June 30, 2003, from 4.00% for the same period last year. As a result of declining market rates of interest during the fiscal year 2003, the Company lowered the rates of interest paid on NOW accounts, money market accounts, savings accounts and certificates of deposit. The increase in average interest bearing liabilities was utilized to fund loan growth.

     Net Interest Income. Net interest income increased $1.7 million or 68.0%, to $4.2 million for the twelve months ended June 30, 2002, from $2.5 million for the twelve months ended June 30, 2002. The increase in net interest income was primarily due to an increase in the interest rate spread from 3.04% for the year ended June 30, 2002 to 3.33% for the year ended June 30, 2003 and to an increase in average interest earning assets.

     Provision for Loan Losses. A provision for loan losses is charged to income to bring the total allowance for loan losses to a level considered appropriate by Management based upon historical experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectability of the Bank's loan portfolio. As a result of such analysis, Management recorded a $592,000 provision for losses on loans for the year ended June 30, 2003, compared to $258,000 recorded in the 2002 period. The 2003 provision was predicated on the increase in the level of nonperforming loans year-to-year, an overall increase in the loan portfolio as well as increases in the commercial loan portfolios. While Management believes that the allowance for loan losses is adequate at June 30, 2003, based upon available facts and circumstances, there can be no assurance that the loan loss allowance will be adequate to cover losses on loans in the future.

     Noninterest Income. Noninterest income for the twelve months ended June 30, 2003 was $1.2 million compared to $490,000 for the twelve months ended June 30, 2002, an increase of $738,000 or 150.6%. The increase in noninterest income was primarily the result of a $255,000 increase in net gains on loan sales, a $110,000 gain recorded on the sale of the Company's insurance agency, an increase of $271,000 in net gains on the sale of available-for-sale securities and a $105,000 increase in other income.

     Noninterest Expense. Noninterest expense for the twelve months ended June 30, 2003 was $2.7 million compared to $2.0 million for the twelve months ended June 30, 2002, an increase of $671,000 or 33.7%. Several factors contributing to the increase were a $444,000 increase in compensation expense, a $130,000 increase in other expense, a $68,000 increase in professional expenses and a $23,000 increase in data processing expense. The increase in compensation expense was primarily attributable to an adjustment for the change in estimate for the estimated expenses related to the supplemental director retirement plan, an increase in staffing, normal salary increases and expenses related to the Company's ESOP and Recognition and Retention Plan ("RRP").

     Income Taxes. The provision for income taxes totaled $854,000 for the twelve months ended June 30, 2003, an increase of $586,000 or 218.5%, as compared to the same period in 2002. The effective tax rates amounted to 39.2% and 36.3% for the twelve months ended June 30, 2003 and 2002, respectively.


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

     Income Taxes. The provision for income taxes totaled $277,000 for the twelve months ended June 30, 2002, an increase of $268,000 compared to the same period in 2001 in which the Company recorded an income tax benefit of $9,000. The increase in the provision resulted from a $583,000 year over year increase in income before taxes. Additionally, in the prior fiscal year, the Company adjusted its deferred tax asset at July 1, 2001, by approximately $59,000 to record additional deferred tax benefits on the allowance for loan losses not previously recognized. The effective tax rate for the twelve months ended June 30, 2002 was 36.3%.


Liquidity and Capital Resources

     The following is a summary of the Company's cash flows, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when the Company experiences loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for the years ended June 30, 2003, 2002 and 2001.

                                                                      Year Ended June 30,
                                                              ----------------------------------
                                                                 2003        2002         2001
                                                              ----------------------------------
                                                                         (In thousands)
Operating activities ......................................   $(11,619)   $  1,708      $   221
                                                              --------    --------      -------
Investing activities:
  Net change in interest-bearing time deposits ............        396          (2)        (395)
  Purchase of securities available for sale ...............    (21,154)     (6,378)        (349)
  Proceeds from sales of securities available for sale ....     13,872       2,394           --
  Proceeds from maturities of securities available for sale      2,168       1,898          914
  Purchase of securities held to maturity .................         --          --       (1,655)
  Proceeds from maturities of securities held to maturity .         84          96           --
  Net change in loans .....................................    (36,194)    (11,346)      (6,035)
  Purchases of premises and equipment .....................       (742)        (99)        (213)
  Proceeds from sales of premises and equipment ...........         --          15           --
  Purchase of Federal Home Loan Bank stock ................       (646)        (53)         (38)
                                                              --------    --------      -------
    Net cash used by investing activities .................    (42,216)    (13,475)      (7,771)
                                                              --------    --------      -------
Financing activities:
  Net change in deposits ..................................     40,368       4,245        9,265
  Proceeds from Federal Home Loan Bank advances ...........     23,100      10,600        1,500
  Payments on Federal Home Loan Bank advances .............    (13,428)     (5,782)      (3,092)
  Proceeds from other borrowings ..........................      6,010          --           --
  Proceeds from sale of common stock, net of costs ........         --       5,042           --
  Cash dividends ..........................................       (111)         --           --
  Contribution of unearned RRP shares .....................       (367)         --           --
  Contribution of unearned ESOP shares ....................         --        (445)          --
                                                              --------    --------      -------
    Net cash provided by financing activities .............     55,572      13,660        7,673
                                                              --------    --------      -------
Net increase (decrease) in cash and cash equivalents ......   $  1,737    $  1,893      $   123
                                                              ========    ========      =======


     Pursuant to OTS capital regulations, savings associations must currently meet a 1.5% tangible capital requirement, a leverage ratio (or core capital) requirement of 3% and a total risk-based capital to risk-weighted assets ratio of 8%. At June 30, 2003, the Bank's capital levels exceeded all applicable regulatory capital requirements currently in effect. The following table provides the minimum regulatory capital requirements and the Bank's capital ratios as of June 30, 2003:

                                         June 30, 2003
                        ----------------------------------------------------
                         OTS Requirement        The Bank's Capital Level
                        ----------------------------------------------------
                         % of                % of                   Amount
Capital Standard        Assets    Amount   Assets(1)   Amount     of Excess
---------------------   ----------------------------------------------------
                                    (Dollars in thousands)

Tangible Capital ...     1.5%     $2,090      9.8%     $13,592     $11,502
Core Capital (2) ...     4.0%     $5,573      9.8%     $13,592     $ 8,019
Risk-based Capital .     8.0%     $8,763     13.3%     $14,547     $ 5,784

-----------------
(1) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) The OTS core capital requirement for savings associations is comparable to the Office of the Comptroller of the Currency requirement for national banks. The OTS regulation requires at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. The Bank is in compliance with this regulation.


     As of June 30, 2003, Management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Bank's liquidity, capital resources or results of operations.


Critical Accounting Policies

     Allowance for Loan Losses. The allowance for loan losses ("ALL") is a significant estimate that can and does change based on Management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Management reviews the adequacy of the ALL on at least a quarterly basis. This review is based on four components: specific identified risks or anticipated losses in individual loans, a percentage factor based on the type of loan and the classification assigned to the credit, growth or shrinkage in the overall portfolio and Management's analysis of overall economic conditions such as employment, bankruptcy trends, property value changes and change in delinquency levels.

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


Current Accounting Issues

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. The Company has determined that it has no such instruments.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement clarifies reporting of contracts as either derivatives or hybrid instruments. The Company has determined that it has no such instruments.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 provides guidance with respect to variable interest entities and when the assets, liabilities, noncontrolling interest, and results of operations of a variable interest entity need to be included in a company's consolidated financial statements. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics are the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, and the right to receive the expected residual returns of the entity if they occur.

     FIN 46 was effective immediately for new entities that were created or acquired after January 31, 2003, and became effective on July 1, 2003 for entities in which the Company had a variable interest prior to February 1, 2003. The Company adopted FIN 46 on a prospective basis and, accordingly, will not restate prior periods. The effect of the adoption did not have a material impact on the results of operations, financial position or cash flows of the Company.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure, which provides guidance for transition from the intrinsic value method of accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. The Company applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock option plan been recorded based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and net income per share would have been adjusted to the pro forma amounts indicated in
Note 1.

     In November 2002, FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued. FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant FIN 45 instruments of the Company are standby letters of credit. The Company has determined that its standby letters of credit obligations under FIN 45 are not material for disclosure.


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


Off-Balance Sheet Arrangements

     As of the date of this Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

                        Independent Accountants' Report



To the Board of Directors
City Savings Financial Corporation
Michigan City, Indiana

     We have audited the accompanying consolidated balance sheets of City Savings Financial Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of City Savings Financial Corporation as of June 30, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ BKD, LLP

Indianapolis, Indiana
August 1, 2003

                       City Savings Financial Corporation
                          Consolidated Balance Sheets
                             June 30, 2003 and 2002


                                                                   2003              2002
--------------------------------------------------------------------------------------------
Assets
  Cash and due from banks .................................    $  1,262,961      $ 1,327,315
  Interest-bearing deposits ...............................       3,689,408        1,888,148
                                                               ------------      -----------
    Cash and cash equivalents .............................       4,952,369        3,215,463
  Interest-bearing time deposits ..........................         299,000          695,000
  Investment securities
    Available for sale ....................................      12,187,159        6,847,072
    Held to maturity (fair value of $253,481 and $339,887)          249,137          334,409
                                                               ------------      -----------
      Total investment securities .........................      12,436,296        7,181,481
  Loans held for sale .....................................      13,426,130               --
  Loans, net of allowance for loan losses of $1,096,673 and
    579,148 ...............................................     103,673,914       68,071,945
  Premises and equipment ..................................       1,455,882          815,567
  Federal Home Loan Bank stock ............................       1,081,700          435,300
  Interest receivable .....................................         675,841          471,886
  Other assets ............................................       1,838,652          507,377
                                                               ------------      -----------
      Total assets ........................................    $139,839,784      $81,394,019
                                                               ============      ===========

Liabilities
  Deposits
    Noninterest-bearing ...................................    $  5,232,170      $ 1,491,233
    Interest-bearing ......................................      98,346,878       61,719,588
                                                               ------------      -----------
      Total deposits ......................................     103,579,048       63,210,821
  Federal Home Loan Bank advances .........................      16,159,869        6,487,921
  Other borrowings ........................................       6,010,120               --
  Other liabilities .......................................       3,015,623        1,498,442
                                                               ------------      -----------
      Total liabilities ...................................     128,764,660       71,197,184
                                                               ------------      -----------
Commitments and Contingencies

Equity Received From Contributions to the ESOP ............          66,655               --
                                                               ------------      -----------
Shareholders' Equity
  Common stock, no par value
    Authorized - 20,000,000 shares
    Issued and outstanding - 555,450 shares ...............       4,597,741        4,597,741
  Retained earnings .......................................       6,738,011        5,523,364
  Unearned recognition and retention plan .................        (366,606)              --
  Accumulated other comprehensive income ..................          39,323           75,730
                                                               ------------      -----------
      Total equity capital ................................      11,008,469       10,196,835
                                                               ------------      -----------
      Total liabilities and equity capital ................    $139,839,784    $  81,394,019
                                                               ============      ===========


See Notes to Consolidated Financial Statements

                       City Savings Financial Corporation
                       Consolidated Statements of Income
                       Years Ended June 30, 2003 and 2002


                                                         2003         2002
-----------------------------------------------------------------------------
Interest Income
  Loans receivable ................................   $6,479,259   $4,555,793
  Investment securities ...........................      515,213      394,708
  Federal Home Loan Bank stock ....................       43,536       25,925
  Interest-bearing deposits .......................       57,937       75,776
                                                      ----------   ----------
    Total interest income .........................    7,095,945    5,052,202
                                                      ----------   ----------

Interest Expense
  Deposits ........................................    2,418,814    2,387,282
  Federal Home Loan Bank advances .................      468,801      165,832
                                                      ----------   ----------
    Total interest expense ........................    2,887,615    2,553,114
                                                      ----------   ----------


Net Interest Income ...............................    4,208,330    2,499,088
  Provision for loan losses .......................      591,979      257,881
                                                      ----------   ----------
Net Interest Income After Provision for Loan Losses    3,616,351    2,241,207
                                                      ----------   ----------

Other Income
  Service charges on deposit accounts .............      112,999       92,346
  Net realized gains on sales of available-for-sale
          securities ..............................      320,485       49,499
  Net gains on loan sales .........................      358,777      104,090
  Commission income ...............................       74,409       97,076
  Other income ....................................      362,029      147,429
                                                      ----------   ----------
    Total other income ............................    1,228,699      490,440
                                                      ----------   ----------


Other Expenses
  Compensation and benefits .......................    1,467,600    1,024,018
  Net occupancy expenses ..........................      111,032      112,638
  Equipment expense ...............................      149,662      155,490
  Professional fees ...............................      177,831      110,016
  Advertising .....................................      136,528      122,183
  Data processing .................................      186,045      163,120
  Other expenses ..................................      436,414      306,183
                                                      ----------   ----------
    Total other expenses ..........................    2,665,112    1,993,648
                                                      ----------   ----------


Income Before Income Tax ..........................    2,179,938      737,999
  Income tax expense ..............................      854,201      268,191
                                                      ----------   ----------
Net Income ........................................   $1,325,737   $  469,808
                                                      ==========   ==========

Basic Earnings Per Share ..........................   $     2.64
                                                      ==========

Diluted Earnings Per Share ........................   $     2.62
                                                      ==========


See Notes to Consolidated Financial Statements

                       City Savings Financial Corporation
                Consolidated Statements of Shareholders' Equity
                       Years Ended June 30, 2003 and 2002


                                                                                              Accumulated
                                                                          Unearned               Other
                                          Common         Retained            RRP             Comprehensive
                                          Stock          Earnings        Compensation            Income           Total
                                       ---------------------------------------------------------------------------------

Balances, July 1, 2001 .............                   $5,053,556                               $49,020        5,102,576
  Comprehensive income
    Net income .....................                      469,808                                                469,808
    Other comprehensive
      income, unrealized
      gains on securities,
      net of tax of $17,519 ........                                                             26,710           26,710
  Comprehensive income .............                                                                             496,518
  Stock issued in conversion
    at no par value, net of
    costs ..........................    $5,042,101                                                             5,042,101
  Contribution of unearned
    ESOP shares ....................      (444,360)                                                             (444,360)
                                        ----------     ----------                               -------      -----------
Balances, June 30, 2002 ............     4,597,741      5,523,364                                75,730       10,196,835
  Comprehensive income
    Net income .....................                    1,325,737                                              1,325,737
    Other comprehensive loss,
      unrealized loss on securities,
      net of tax of $23,879 ........                                                            (36,407)         (36,407)
                                                                                                              ----------
  Comprehensive income .............                                                                           1,289,330
  Dividends on common stock $.20
      per share ....................                     (111,090)                                              (111,090)
  Contribution of unearned RRP
    Shares .........................                                   $(366,606)                               (366,606)
                                        ----------     ----------      ---------                -------      -----------

Balances, June 30, 2003 ............    $4,597,741     $6,738,011      $(366,606)               $39,323      $11,008,469
                                        ==========     ==========      =========                =======      ===========




See Notes to Consolidated Financial Statements

                       City Savings Financial Corporation
                     Consolidated Statements of Cash Flows
                       Years Ended June 30, 2003 and 2002

                                                                              2003                   2002
------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income .........................................................  $   1,325,737           $    469,808
  Items not requiring (providing) cash
    Provision for loan losses ........................................        591,979                257,881
    Depreciation .....................................................        101,384                114,725
    Deferred income tax ..............................................       (264,524)               (86,792)
    Proceeds from sale of mortgage loans .............................    207,600,724              5,583,265
    Mortgage loans originated for sale ...............................   (220,668,077)            (5,479,175)
    Investment securities amortization (accretion), net ..............         35,716                (10,319)
    Investment securities gains ......................................       (320,485)               (49,499)
    Amortization of ESOP shares ......................................         66,655                     --
    Gains on loan sales ..............................................       (358,777)              (104,090)
  Net change in
    Interest receivable ..............................................       (203,955)               (47,479)
    Other assets .....................................................     (1,066,752)                76,098
    Other liabilities ................................................      1,541,050                983,475
                                                                        -------------           ------------
      Net cash provided by (used in) operating activities ............    (11,619,325)             1,707,898
                                                                        -------------           ------------

Investing Activities
  Net change in interest-bearing time deposits .......................        396,000                 (2,000)
  Purchases of securities available for sale .........................    (21,154,851)            (6,378,209)
  Proceeds from sales of securities available for sale ...............     13,872,275              2,394,124
  Proceeds from maturities and calls of securities available for sale       2,168,000              1,898,000
  Proceeds from maturities and paydowns of securities held to maturity         84,255                 95,538
  Net change in loans ................................................    (36,193,948)           (11,345,930)
  Purchases of premises and equipment ................................       (741,699)               (98,851)
  Proceeds from sales of premises and equipment ......................             --                 14,824
  Purchase of FHLB stock .............................................       (646,400)               (52,900)
                                                                        -------------           ------------
    Net cash used in investing activities ............................    (42,216,368)           (13,475,404)
                                                                        -------------           ------------

Financing Activities
  Net change in
    Demand and savings deposits ......................................      7,224,220              4,368,800
    Certificate of deposits ..........................................     33,144,007               (123,959)
  Proceeds from FHLB advances ........................................     23,100,000             10,600,000
  Payments on FHLB advances ..........................................    (13,428,052)            (5,781,903)
  Proceeds from other borrowings .....................................      6,010,120                     --
  Proceeds from sale of common stock, net of costs ...................             --              5,042,101
  Cash dividends .....................................................       (111,090)                    --
  Contribution of unearned RRP shares ................................       (366,606)                    --
  Contribution of unearned ESOP shares ...............................             --               (444,360)
                                                                        -------------           ------------
    Net cash provided by financing activities ........................     55,572,599             13,660,679
                                                                        -------------           ------------
Net Change in Cash and Cash Equivalents ..............................      1,736,906              1,893,173

Cash and Cash Equivalents, Beginning of Year .........................      3,215,463              1,322,290
                                                                        -------------           ------------
Cash and Cash Equivalents, End of Year ...............................  $   4,952,369           $  3,215,463
                                                                        =============           ============
Additional Cash Flows Information
  Interest paid ......................................................  $   2,866,141           $  2,566,010
  Income tax paid ....................................................        313,282                339,661



See Notes to Consolidated Financial Statements

                       City Savings Financial Corporation
                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002
           (Table Dollar Amounts in Thousands, Except Per Share Data)


Note 1: Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of City Savings Financial Corporation (Company), its wholly owned subsidiaries, the City Savings Statutory Trust I (Trust), the City Savings Bank (Bank), and the Bank's wholly owned subsidiary, City Savings Financial Services, Inc. (CSFS), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

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

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state thrift charter and provides full banking services. As a state-chartered thrift, the Bank is subject to regulation by the State of Indiana Department of Financial Institutions, Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.

The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in La Porte County and surrounding counties. The Company's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Consolidation - The consolidated financial statements include the accounts of the Company, the Trust, the Bank, and CSFS after elimination of all material intercompany transactions.

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

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans with payment delays not exceeding 90 days outstanding are not considered impaired. Delinquent loans, including loans delinquent greater than 90 days, are reviewed on a loan-by-loan basis to determine which loans are placed on non-accrual status. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to make payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans. When a loan is paid off, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by provisions for loan losses charged against income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Company's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula for general allowance and specific allowances for identified problem loans.

The formula allowance is calculated by applying loss factors to certain classified loans, pools of loans and certain unused commitments. Changes in classifications of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on the Company's historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2003, the allowance for loan losses is adequate based on information currently available and includes all known and inherent losses that are both probable and reasonable to estimate. A worsening or protracted economic decline in the areas within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss provisions.

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

Stock options - The Company has a stock-based employee compensation plan, which is described more fully in Note 13. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation in 2003.


Net income, as reported ...............................................  $1,326
Less:  Total stock-based employee compensation cost
  determined under the fair value based method, net of income taxes ...     (64)
                                                                         ------
Pro forma net income ..................................................  $1,262
                                                                         ======
Earnings per share
  Basic - as reported .................................................  $ 2.64
  Basic - pro forma ...................................................    2.51
  Diluted - as reported ...............................................    2.62
  Diluted - pro forma .................................................    2.50


Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share is computed based on the weighted average common and common equivalent shares outstanding during the periods subsequent to the Bank's conversion to a stock institution in December 2001. Net income per share prior to the conversion and during the period that contained the conversion are not meaningful. Unearned ESOP shares are excluded from weighted-average shares outstanding.


Note 2: Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2003, was $233,000.


Note 3: Conversion

On December 27, 2001, the Bank completed the conversion from a state-chartered mutual savings association to a state-chartered stock savings association. The Company was formed on September 20, 2001 for the purpose of owning all of the capital stock of the Bank following the conversion. As part of the conversion, the Company issued 555,450 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $512,000 and excluding the shares issued for the ESOP, were $4,598,000, of which $4,042,000 was used to purchase 100 percent of the Bank. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests.

Note 4: Investment Securities

                                                        2003
                                     -------------------------------------------
                                                   Gross       Gross
                                     Amortized  Unrealized   Unrealized   Fair
                                       Cost        Gains       Losses     Value
--------------------------------------------------------------------------------
Available for sale
  Federal agencies ...............    $ 5,325       $ 22        $(14)   $  5,333
  State and municipal ............      3,277         50         (56)      3,271
  Corporate obligations ..........      3,520         92         (29)      3,583
                                      ------------------------------------------
    Total available for sale .....     12,122        164         (99)     12,187

Held to maturity - mortgage-backed
  securities .....................        249          4          --         253
                                      ------------------------------------------
    Total investment securities ..    $12,371       $168        $(99)   $ 12,440
                                      ==========================================


                                                        2002
                                     -------------------------------------------
                                                   Gross       Gross
                                     Amortized  Unrealized   Unrealized   Fair
                                       Cost        Gains       Losses     Value
--------------------------------------------------------------------------------
Available for sale
  Federal agencies ...............    $ 2,250       $ 30        $ (6)   $  2,274
  State and municipal ............      2,368         55          (5)      2,418
  Corporate obligations ..........      2,103         53          (1)      2,155
                                      ------------------------------------------
    Total available for sale .....      6,721        138         (12)      6,847

Held to maturity-mortgage-backed
  securities .....................        334          6          --         340
                                      ------------------------------------------
    Total investment securities ..    $ 7,055       $144        $(12)   $  7,187
                                      ==========================================


At June 30, 2003 and 2002, mortgage-backed securities consisted solely of Federal Home Loan Mortgage Corporation, Federal National Mortgage Corporation and Government National Mortgage Association issues.

The amortized cost and fair value of securities available for sale at June 30, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized      Fair
                                                 Cost         Value
                                              ----------------------
Within one year ..............................  $   500       $  502
One to five years.............................    3,161        3,239
Five to ten years.............................    4,717        4,744
Thereafter ...................................    3,744        3,702
                                                -------      -------
  Totals .....................................  $12,122      $12,187
                                                =======      =======

Securities with a carrying value of $161,000 and $213,000 were pledged at June 30, 2003 and 2002 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2003 and 2002 totaled $13,872,000 and $2,394,000 with gross gains of $320,000 and $49,000 recognized on those sales. The tax expense for the gains on security transactions for 2003 and 2002 was $127,000 and $19,000.


Note 5:  Loans and Allowance

                                                                      2003        2002
                                                                    --------------------
Commercial and industrial loans not secured by real property ...    $ 11,874     $ 4,202
Real estate loans
  One-to-four family ...........................................      40,462      42,478
  Commercial ...................................................      18,911       8,951
  Land .........................................................       1,708       1,145
  Multi-family .................................................         895         978
Construction loans .............................................       9,089       4,751
Individuals' loans for household and other personal expenditures      23,744       7,663
                                                                    --------     -------
                                                                     106,683      70,168
Unamortized deferred loan fees, net ............................        (107)        (97)
Undisbursed portion of loans ...................................      (1,805)     (1,420)
Allowance for loan losses ......................................      (1,097)       (579)
                                                                    --------     -------
    Total loans ................................................    $103,674     $68,072
                                                                    ========     =======


                                                                      2003        2002
                                                                    --------------------
Allowance for loan losses
  Balances, beginning of year ..................................    $    579        $423
  Provision for losses .........................................         592         258
  Loans charged off ............................................         (74)       (102)
                                                                    --------     -------
  Balances, end of year ........................................    $  1,097     $   579
                                                                    ========     =======

Information on impaired loans is summarized below.
                                                                       2003        2002
                                                                    --------------------
Impaired loans with an allowance ...............................      $  308      $  588
Impaired loans for which the discounted cash flows or collateral
  value exceeds the carrying value of the loan .................       1,851         978
                                                                      ------      ------
    Total impaired loans .......................................      $2,159      $1,566
                                                                      ======      ======
Allowance for impaired loans (included in the Company's
  allowance for loan losses) ...................................      $   71      $  124
                                                                      ======      ======



                                                                       2003        2002
                                                                    --------------------
Average balance of impaired loans ..............................      $2,499      $1,496
Interest income recognized on impaired loans ...................         127          73
Cash-basis interest included above .............................         118          68


The following table summarizes the Company's non-performing loans:
                                                                       2003        2002
                                                                    --------------------
Non-accrual ....................................................      $2,354      $1,499
Loans more than 90 days past due and still accruing ............          --          --
                                                                      ------      ------
  Total non-performing loans ...................................      $2,354      $1,499
                                                                      ======      ======

Note 6:  Premises and Equipment
                                                                       2003        2002
                                                                    --------------------
Land ...........................................................      $  149      $  149
Buildings ......................................................         849         846
Equipment ......................................................         625         578
Construction in process ........................................         695           4
                                                                      ------      ------
  Total cost ...................................................       2,318       1,577
Accumulated depreciation........................................        (862)       (761)
                                                                      ------      ------
  Net ..........................................................      $1,456      $  816
                                                                      ======      ======


Note 7:  Deposits
                                                                       2003        2002
                                                                    --------------------
Demand and money-market deposits ...............................    $ 23,797     $17,650
Savings deposits ...............................................      11,406      10,328
Certificates and other time deposits of $100,000 or more .......      32,088       9,981
Other certificates and time deposits ...........................      36,288      25,252
                                                                    --------     -------
  Total deposits ...............................................    $103,579     $63,211
                                                                    ========     =======

Certificates and other time deposits maturing in years ending June 30:
      2004 ...........................  $45,369
      2005 ...........................    6,960
      2006 ...........................    6,890
      2007 ...........................    4,306
      2008 ...........................    3,734
      Thereafter .....................    1,117
                                        -------
                                        $68,376
                                        =======

Brokered deposits at June 30, 2003 and 2002 were $17,257,000 and $198,000.

Deposits in excess of $100,000 are not federally insured.

Deposits from related parties held by the Bank at June 30, 2003 and 2002 totaled $774,000 and $665,000.


Note 8:  Borrowings

Federal Home Loan Bank advances totaled $16,160,000 and $6,488,000 at June 30, 2003 and 2002. At June 30, 2003, the advances were at interest rates ranging from 2.20 to 5.64 percent.

The Federal Home Loan Bank advances are secured by first-mortgage loans, investment securities totaling $49,967,000. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30

   2004 ...........................    $10,332
   2005 ...........................        401
   2006 ...........................      1,370
   2007 ...........................      1,338
   2008 ...........................        788
   Thereafter .....................      1,931
                                        ------
                                       $16,160
                                       =======


On June 26, 2003, the Company formed the City Savings Statuary Trust I (the Trust). On June 26, 2003, the Trust issued 5,000 floating Preferred Trust Securities with a liquidation amount of $1,000 per preferred Security in a private placement to an offshore entity for an aggregate offering price of $5,000,000. The proceeds of $5,000,000 were used by the Trust to purchase $5,155,000 in Floating Rate Subordinated Debentures from the Company. The Debentures and Securities have a term of 30 years, bear interest at the annual rate of 4.10 percent adjusted quarterly at the rate of the 3-Month LIBOR plus
3.15 percent. The proceeds of the offering will be used for general corporate purposes of the Company.

The Company has a $4,000,000 line of credit from another financial institution. Interest accrues on the account at the federal funds borrowing rate. As of June 30, 2003, there was $1,010,000 outstanding on the line.


Note 9:  Income Tax

                                                             2003     2002
                                                          --------------------
Income tax expense (credit)
  Currently payable
    Federal .............................................   $ 912     $ 285
    State ...............................................     207        70
  Deferred
    Federal .............................................    (225)      (74)
    State ...............................................     (40)      (13)
                                                            -----     -----
      Total income tax expense ..........................   $ 854     $ 268

Reconciliation of federal statutory to actual tax expense
  Federal statutory income tax at 34% ...................   $ 741     $ 251
  Tax-exempt interest ...................................     (36)      (25)
  Effect of state income taxes ..........................     110        38
  Other .................................................      39         4
                                                            -----     -----
    Actual tax expense ..................................   $ 854     $ 268
                                                            =====     =====
Effective tax rate ......................................    39.2%     36.3%


A cumulative net deferred tax asset of $529,000 at June 30, 2003 is included in other assets. The components of the net asset are as follows:

                                                     2003     2002
                                                    ------   ------
Assets
  Amortization ..................................   $   2    $  32
  Allowance for loan losses .....................     376      190
  State income tax ..............................      69       35
  Deferred compensation .........................      90       32
  Pensions and employee benefits ................      24        8
                                                    -----    -----
    Total assets ................................     561      297
                                                    -----    -----

Liabilities
  Other .........................................      (6)      (7)
  Securities available for sale .................     (26)     (50)
                                                    -----    -----
    Total liabilities ...........................     (32)     (57)
                                                    -----    -----
                                                    $ 529    $ 240
                                                    =====    =====

No valuation allowance was necessary for 2003 and 2002.

Retained earnings include approximately $543,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 2003, the unrecorded deferred income tax liability on the above amount was approximately $209,000.

Note 10:  Commitments and Contingent Liabilities

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

Financial instruments whose contract amount represents credit risk were as follows:

                                                                     2003      2002
                                                                  --------------------
Loan commitments
  At variable rates ............................................   $ 5,055    $2,907
  At fixed rates ranging from 4.625% to 7.25% at June 30, 2003..
    and 6.0% to 8.5% at June 30, 2002 ..........................     3,026     1,953
Letters of credit ..............................................     2,283        39
Unused lines of credit .........................................    10,964     3,795

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

The Bank is a party to a lawsuit asserting, among other things, that the Bank interfered with transactional relationships between the Indiana Housing Finance Authority (IHFA) and the Greater Michigan City Community Development Corporation (GMCCDC). Among other defendants is the Bank's president, who also served as president of the GMCCDC during the period covered by the lawsuit. The Bank accepted deeds in lieu of foreclosure on properties that it believed to be collateral on loans to the GMCCDC. The IHFA asserts certain rights to those properties among other claims. The total amount received by the Bank on the sale of the foreclosed properties was approximately $320,000. The IHFA is suing for unspecified damages and other costs.

The defense and other costs of litigation of the Bank may be covered by insurance, but the Bank's insurer is currently reviewing that determination, and there are certain exclusions in the policies, which might apply to deny coverage. The Bank and its president intend to vigorously defend the action. It is impossible at this time for the Bank to predict the outcome of this pending litigation or its impact on the Bank's operations or financial condition.

The Company and Bank are also subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 11:  Dividend and Capital Restrictions

The Company is not subject to regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends depends in part upon the receipt of dividends from the Bank. Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two calendar years.

At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statements of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $5,216,000.

At June 30, 2003, the shareholder's equity of the Bank was $13,631,000 of which $11,902,000 was not available for dividend payments. Although well capitalized, under current regulations in effect, the Bank is required to provide notice to the Office of Thrift Supervision before making any capital distributions to the Company.


Note 12:  Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 2003 and 2002, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2003 that management believes have changed the Bank's classification.


The Bank's actual and required capital amounts and ratios are as follows:



                                                                             Required for           To Be Well
                                                          Actual           Adequate Capital        Capitalized
                                                    ---------------------------------------------------------------
                                                     Amount     Ratio     Amount      Ratio     Amount       Ratio
-------------------------------------------------------------------------------------------------------------------
As of June 30, 2003
Total risk-based capital (to risk-weighted assets)  $14,547     13.3%     $8,763       8.0%     $10,954      10.0%
Tier 1 capital (to risk-weighted assets) .........   13,592     12.4       4,381       4.0        6,572       6.0
Core capital (to adjusted total assets) ..........   13,592      9.8       5,573       4.0        6,967       5.0
Core capital (to adjusted tangible assets) .......   13,592      9.8       2,787       2.0          N/A       N/A
Tangible capital (to adjusted total assets) ......   13,592      9.8       2,090       1.5          N/A       N/A

As of June 30, 2002
Total risk-based capital (to risk-weighted assets)  $10,092     18.7%     $4,317       8.0%      $5,396      10.0%
Tier 1 capital (to risk-weighted assets) .........    9,571     17.7       2,158       4.0        3,238       6.0
Core capital (to adjusted total assets) ..........    9,571     11.8       3,251       4.0        4,064       5.0
Core capital (to adjusted tangible assets) .......    9,571     11.8       1,625       2.0           --       N/A
Tangible capital (to adjusted total assets) ......    9,571     11.8       1,219       1.5           --       N/A



Note 13:  Employee Benefits

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of fifty percent for the first three percent of base salary contributed by participants. The Company's expense for the plan was $19,300 and $18,900 for 2003 and 2002.

The Company has a supplemental retirement plan for the benefit of all directors. The plan provides for the continuation of directors fees for 120 months after a director's status is terminated, subject to a pre-determined vesting schedule. In the event of a director's death, no further payments are required. This defined-benefit plan is unfunded and the expense recognized by the Company was $172,000 and $84,500 during 2003 and 2002.

The Company has established an ESOP covering substantially all employees of the Company and the Bank. The ESOP provides for the Company to issue a put option to any participant who receives a distribution of Company stock. The option permits the participant to sell the stock to the Company at any time during two option periods, as defined in the plan, at the fair market value of the stock. The ESOP acquired 44,436 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Unallocated ESOP shares totaled 37,771 and 42,214 at June 30, 2003 and 2002 and had a fair value of $859,000 and $611,000. Allocated ESOP shares totaled 4,443 as of June 30, 2003. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Expense is recorded equal to the fair market value of the stock when shares are committed to be released. At June 30, 2003, there were 2,222 committed to be released shares and ESOP expense for 2003 and 2002 totaled $87,000 and $22,000.

Below are the transactions affecting the ESOP equity accounts:

                                              Additional    Unearned
                                    Common      Paid-in      ESOP
                                     Stock      Capital      Shares        Total
--------------------------------------------------------------------------------

Common stock acquired by ESOP....  $444,360     $    --    $(444,360)    $    --
ESOP shares earned ..............        --          --           --          --
                                   ---------------------------------------------
Balance, June 30, 2002 ..........   444,360          --     (444,360)         --
ESOP shares earned ..............        --      22,219       44,436      66,655
                                   ---------------------------------------------
Balance, June 30, 2003 ..........  $444,360     $22,219    $(399,924)    $66,655
                                   =============================================

The Company also has a Recognition and Retention Plan (RRP) which provides for the award and issuance of up to 22,218 shares of the Company's stock to members of the Board of Directors and management. The RRP has purchased 22,218 shares of the Company's common stock in the open market and at June 30 2003, all such shares had been awarded. Common stock awarded under the RRP vests ratably over a five-year period, commencing with the date of the award. Expenses recognized under the RRP plan totaled approximately $56,000 for 2003.


Note 14:  Stock Option Plan

The Company has a fixed option plan under which it may grant options that vest over five years to employees. The exercise price of each option is intended to equal the fair value of the Company's stock on the date of grant. An option's maximum term is ten years.

During 2003, the Company granted options to purchase 46,770 shares of common stock and there were no exercises, forfeitures, or expiration of the options for the year ended June 30, 2003.

The fair value of options granted is estimated on the date of the grant using an option-pricing model with the following weighted-average assumptions:

                                                                     2003
                                                                  -----------
Dividend yields ..............................................       1.36%
Volatility factors of expected market price of common stock ..       6.40%
Risk-free interest rates .....................................       3.96%
Expected life of options .....................................    10 years

Weighted-average fair value of options granted during the year       $3.19


The following table summarizes information about stock options under the plan outstanding at June 30, 2003:

                                          Options Outstanding
                                            Weighted-Average
       Exercise            Number              Remaining              Options
        Prices          Outstanding         Contractual Life        Exercisable
--------------------------------------------------------------------------------
        $14.00             23,604               9.3 years               --
        $14.99              4,166               9.4 years               --
        $17.20             19,000               9.6 years               --

Note 15:  Other Comprehensive Income
                                                                        2003
                                                                         Tax
                                                          Before-Tax  (Expense)    Net-of-Tax
                                                            Amount     Benefit       Amount
                                                          -----------------------------------
Unrealized gains on securities
  Unrealized holding gains arising during the year ......   $ 260       $(103)      $ 157
  Less: reclassification adjustment for gains realized in
    net income ..........................................     320        (127)        193
                                                            -----------------------------
                                                            $ (60)      $ (24)       $(36)
                                                            =============================


                                                                        2002
                                                                         Tax
                                                          Before-Tax  (Expense)    Net-of-Tax
                                                            Amount     Benefit       Amount
                                                          -----------------------------------
Unrealized gains on securities
  Unrealized holding gains arising during the year ......   $  94       $ (36)      $  58
  Less: reclassification adjustment for gains realized in
    net income ..........................................      49         (18)         31
                                                            -----------------------------
                                                            $  45       $ (18)      $  27
                                                            =============================


At June 30, 2003 and 2002, accumulated other comprehensive income consisted solely of unrealized gains on securities.


Note 16:  Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                                   Year Ended June 30, 2003
                                                -------------------------------
                                                           Weighted-  Per Share
                                                Income  Average Shares  Amount
                                                -------------------------------
                                                    (not in thousands)
Basic earnings per share
  Income available to common stockholders ...   $1,326     502,921       $2.64

Effect of dilutive stock options ............                2,146
                                                ------------------
Diluted earnings per share
  Income available to common stockholders and
    assumed conversions .....................   $1,326     505,067       $2.62
                                                ==============================

Options to purchase 19,000 shares of common stock at $17.20 per share were outstanding at June 30, 2003, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


Note 17:  Fair Values of Financial Instruments

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

Loans held for sale - The fair value of loans held for sale approximates carrying value

Interest receivable - The fair values of interest receivable approximate carrying values.

FHLB Stock - The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

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

Federal Home Loan Bank Advances and Other Borrowings - The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Off-Balance Sheet Commitments - The fair value of these commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The difference between the fair value and notional amounts of off-balance sheet commitments at June 30, 2003 and 2002 was not material.

The estimated fair values of the Company's financial instruments are as follows:

                                                 2003               2002
                                           -------------------------------------
                                           Carrying   Fair     Carrying     Fair
                                            Amount    Value     Amount     Value
                                           -------------------------------------
Assets
  Cash and cash equivalents .............. $ 4,952   $ 4,952   $ 3,215   $ 3,215
  Interest-bearing time deposits .........     299       299       695       695
  Investment securities available for sale  12,187    12,187     6,847     6,847
  Investment securities held to maturity .     249       253       334       340
  Loans, net ............................. 103,674   105,022    68,072    68,619
  Loans held for sale ....................  13,426    13,426
  Interest receivable ....................     676       676       472       472
  Stock in FHLB ..........................   1,082     1,082       435       435

Liabilities
  Deposits ............................... 103,579   105,346    63,211    63,879
  FHLB advances ..........................  16,160    16,628     6,488     6,546
  Other borrowings .......................   6,010     6,010        --        --


Note 18:  Note Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

                            Condensed Balance Sheets

                                                                   2003         2002
                                                                  -------------------
Assets
  Cash .......................................................    $ 2,275     $   558
  Investment in subsidiaries .................................     13,786       9,647
  Other assets ...............................................        191          17
                                                                  -------------------
    Total assets .............................................    $16,252     $10,222
                                                                  ===================

Liabilities
  Borrowings .................................................    $ 5,155     $    --
  Other ......................................................         22          25
                                                                  -------------------
    Total Liabilities ........................................      5,177          25
                                                                  -------------------

Equity Received From Contributions to the ESOP ...............         67          --
                                                                  -------------------
Shareholders' equity
  Common stock ...............................................      4,598       4,598
  Retained earnings ..........................................      6,738       5,523
  Unearned RRP ...............................................       (367)         --
  Accumulated other comprehensive income .....................         39          76
                                                                  -------------------
                                                                   11,008      10,197
                                                                  -------------------
    Total liabilities and shareholders' equity ...............    $16,252     $10,222
                                                                  ===================

                         Condensed Statements of Income
                                                                   2003         2002
                                                                  -------------------
Income - interest ............................................    $    30     $    15

Expenses .....................................................         95          24
                                                                  -------------------
Loss before equity in undistributed income of subsidiaries and
        income tax expense ...................................        (65)         (9)
Equity in undistributed income of subsidiaries ...............      1,365         475
                                                                  -------------------
Income before income tax .....................................      1,300         466
Income tax benefit ...........................................        (26)         (4)
                                                                  -------------------
Net income ...................................................    $ 1,326     $   470
                                                                  ===================


Condensed Statements of Cash Flows

                                                                    2003        2002
                                                                  -------------------
Cash flows from operating activities
  Net income .................................................    $ 1,326     $   470
  Other ......................................................     (1,476)       (505)
                                                                  -------------------
    Net cash used in operating activities ....................       (150)        (35)
                                                                  -------------------
Cash flows from investing activity - investment in subsidiary      (3,177)     (4,042)
                                                                  -------------------
Cash flows from financing activities
  Proceeds from issuance of stock ............................         --       5,079
  Proceeds from issuance of debt .............................      5,155          --
  Dividends paid .............................................       (111)         --
  Contribution of unearned ESOP shares .......................         --        (444)
                                                                  -------------------
   Net cash provided by financing activities .................      5,044       4,635
                                                                  -------------------
Net change in cash ...........................................      1,717         558

Cash at beginning of year ....................................        558          --
                                                                  -------------------
Cash at end of year ..........................................    $ 2,275     $   558
                                                                  ===================

                             DIRECTORS AND OFFICERS

                               BOARD OF DIRECTORS

        Bruce W. Steinke                            Thomas F. Swirski
      Chairman of the Board                        President and Chief
   Retired President and Chief                Executive Officer of Holding
   Executive Officer of the Bank                   Company and the Bank
   and Chairman of the Board of
        Holding Company


         Richard G. Cook                             George L. Koehm
    Secretary of Holding Company               Treasurer of Holding Company
       and the Bank, Retired                   and Executive Vice President,
         Business Manager,                       Treasurer and Controller
     Michigan City Area Schools                       of the Bank

                                Mark T. Savinski
                               District Director,
                                U.S. Congressman,
                               Peter J. Visclosky




            EXECUTIVE OFFICERS OF CITY SAVINGS FINANCIAL CORPORATION

         Thomas F. Swirski                           George L. Koehm
           President and                                Treasurer
       Chief Executive Officer




                    EXECUTIVE OFFICERS OF CITY SAVINGS BANK

         Thomas F. Swirski                           George L. Koehm
           President and                         Executive Vice President,
      Chief Executive Officer                    Treasurer and Controller


        Debra L. Moffitt                             James E. Drader
     Vice President, Mortgage                         Vice President,
        and Consumer Lending                        Commercial Lending

DIRECTORS AND OFFICERS

     Richard G. Cook (age 66) has served as Secretary of City Savings Bank since 2000 and of the Holding Company since its inception. He retired in 1999 as Business Manager of the Michigan City Area Schools, a position that he held for 25 years. He currently serves as an outside consultant for Educational Services based in Indianapolis.

     James E. Drader (age 37) has served as Vice President of Commercial Lending of the City Savings Bank since November 2002. Mr. Drader joined the Bank in May 2002. From 1997 to 2002, Mr. Drader served as General Manager for D&M Excavating, Inc. in Michigan City, Indiana. From 1993 to 1997, Mr. Drader served as Assistant Vice President of Commercial Lending for First of America Bank with a promotion to Vice President in 1995. From 1989 to 1993, Mr. Drader served in various capacities for INB Northwest, N.A. Mr. Drader has a Bachelor of Science Degree in Agricultural Economics from Purdue University.

     George L. Koehm (age 41) has served as Treasurer and Controller of City Savings Bank since April 1999, Treasurer of City Savings Financial Services, Inc. since April 2000, and Treasurer of the Holding Company since its inception. From 1997 until 1999, he served as Executive Vice President and Chief Operating Officer of Argo Federal Savings Bank. From 1989 until 1997, Mr. Koehm served as Vice President and Treasurer of Community Bank, F.S.B., and as Chief Financial Officer of Community Bank's holding company, CB Bancorp, Inc.

     Debra L. Moffitt (age 45) has served as Vice President of Mortgage and Consumer Lending of the City Savings Bank since November 2002, and Manager of the Mortgage and Consumer Lending Department since November 2000. From 1997 until 2000, Ms. Moffitt served as Asst. Vice President of Community Bank, FSB in many different capacities including Branch Management and Lending in the Consumer and Mortgage areas. Ms. Moffitt has served in management positions at several other local banks since 1975.

     Mark T. Savinski (age 49) has served since 1998 as District Director for U.S. Congressman, Peter J. Visclosky, First District of Indiana. From 1989 until 1998, Mr. Savinski served as Human Resource Manager for Modine Manufacturing Company in La Porte, Indiana.

     Bruce W. Steinke (age 71) retired as President and Chief Executive Officer of City Savings Bank in 2000. Mr. Steinke was employed by the Bank for over 30 years and has served on the board of directors since 1969.

     Thomas F. Swirski (age 48) has been President, Chief Executive Officer and Compliance Officer of City Savings Bank since February 2000 and City Savings Financial Services, Inc. since November 1999 and has been President and Chief Executive Officer of the Holding Company since its inception. From 1981 until his appointment as President, Mr. Swirski served as Secretary, Mortgage Loan Manager and Compliance Officer of the Bank. Mr. Swirski has a Masters degree in Finance from Indiana University and is a graduate of the University of Wisconsin Graduate School of Banking.

Market Information

     The Bank converted from a state mutual savings association to a state stock savings association effective December 27, 2001, and simultaneously formed a savings and loan holding company, the Holding Company. The Holding Company's Common Stock, is traded on the OTC Electronic Bulletin Board under the symbol "CSFC." As of July 31, 2003, there were approximately 333 record holders of the Holding Company's Common Stock.

     Any dividends paid by the Holding Company will be subject to determination and declaration by the Board of Directors in its discretion. In determining the level of any future dividends, the Board of Directors will consider, among other factors, the following: tax considerations; industry standards; economic conditions; capital levels; regulatory restrictions on dividend payments by the Bank to the Holding Company; and general business practices.

     The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Bank. Applicable law restricts the amount of dividends the Bank may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed the Bank's year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company's common stock.

     In addition to the foregoing, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities.

                           Stock Bid
                        ----------------
Quarter Ended            High      Low
------------------      ----------------
December 31, 2001       $12.55    $12.20
March 31, 2002           14.00     12.25
June 30, 2002            14.50     13.17

September 30, 2002       14.00     13.50
December 31, 2002        16.40     13.25
March 31, 2003           18.00     16.00
June 30, 2003            21.00     17.75

Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The source of bid information is the OTC Bulletin Board.

Market Makers
Moors and Cabot, Inc.
Trident Securities, Inc.
Howe Barnes Investments, Inc.
Monroe Securities, Inc.

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  10701
(800) 525-7686

General Counsel
Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

Independent Auditor
BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46204

Shareholders and General Inquiries

The Company will file an Annual Report on Form 10-KSB for its fiscal year ended June 30, 2003 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

        George L. Koehm
        Treasurer
        2000 Franklin Street
        Michigan City, IN  46360